Exhibit 2.1

STOCK PURCHASE AGREEMENT

by and among

EHHI HOLDINGS, INC.,

THE SELLERS PARTY HERETO,

HealthSouth Corporation,

HealthSouth Home Health Corporation,

and

THE SELLERS’ REPRESENTATIVE NAMED HEREIN

Dated as of November 23, 2014

5.4. Litigation.	40
5.5. Available Funds; Solvency.	40
5.6. Brokers.	40
5.7. Investment Intent.	40
6. Conditions Precedent to the Obligations of the Buyer.	40
6.1. Representations and Warranties.	40
6.2. Performance of Obligations.	41
6.3. Compliance Certificate.	41
6.4. Injunctions.	41
6.5. Governmental Approvals.	41
6.6. Escrow Agreement.	41
6.7. Indebtedness.	41
6.8. No Material Adverse Effect.	41
6.9. Rollover Shares.	41
6.10. Employment Agreements.	41
6.11. Resignations.	41
7. Conditions Precedent to Obligations of the Sellers.	41
7.1. Representations and Warranties.	42
7.2. Performance of Obligations.	42
7.3. Issuance of Rollover Shares.	42
7.4. Compliance Certificate.	42
7.5. Injunctions.	42
7.6. Governmental Approvals.	42
7.7. Escrow Agreement.	42
8. Covenants of the Parties.	42
8.1. Access to Premises and Information.	42
8.2. Conduct of Business Prior to Closing.	43
8.3. Confidentiality.	45
8.4. Preparation for Closing.	45
8.5. Business Records.	47
8.6. Directors and Officers Indemnification and Insurance.	47
8.7. Tax Matters.	49
8.8 Notification.	53
8.9. Further Assurances.	54
8.10. Settlement of Litigation.	55
8.11. Amendment of Certain Organizational Documents.	55
9. Indemnification	55
9.1. Survival	55
9.2. Indemnity by the Sellers.	56
9.3. Indemnity by the Buyer.	57
9.4. Calculation of Losses; Materiality.	57
9.5. Matters Involving Third Parties.	58
9.6. Mitigation.	60
9.7. Tax Treatment.	60
9.8. Acknowledgement by the Buyer.	60
9.9. Manner of Payment; Seller Reimbursement.	61

9.10. Subrogation.	62
10. Termination.	62
10.1. Termination.	62
10.2. Effect of Termination.	63
11. Miscellaneous.	64
11.1. Notices.	64
11.2. Provisions Concerning Sellers’ Representative.	64
11.3. Expenses of Transaction.	68
11.4. Entire Agreement.	68
11.5. Severability.	68
11.6. Amendment.	69
11.7. Parties in Interest.	69
11.8. Assignment.	69
11.9. Governing Law.	69
11.10. Consent to Jurisdiction	69
11.11. Waiver of Jury Trial.	70
11.12. Reliance.	70
11.13. Specific Enforcement.	70
11.14. No Waiver.	70
11.15. Negotiation of Agreement.	71
11.16. Representation of the Sellers and their Affiliates.	71
11.17. Disclosure Schedules.	71
11.18. No Recourse Against Third Parties.	72
11.19. Headings.	72
11.20. Counterparts; Electronic Signature.	72
11.21. Parent Guarantee.	73

STOCK PURCHASE AGREEMENT
This STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of the 23rd day of November, 2014, by and among (i) EHHI Holdings, Inc., a Delaware corporation (the “Company”), (ii) each of the Sellers (as defined herein), (iii) HealthSouth Corporation, a Delaware corporation (the “Parent”), (iv) HealthSouth Home Health Corporation, a Delaware corporation (the “Buyer”), and (v) EHHI Sellers’ Representative, LLC, a Delaware limited liability company, solely in its capacity as the representative of the Sellers (the “Sellers’ Representative”).
Whereas, the Shareholders (as defined herein) are the record and beneficial owners of all of the outstanding shares of Common Stock (the “Shares”);
Whereas, the Optionholders (as defined herein) hold options to purchase shares of Class D Common Stock;
Whereas, certain Shareholders wish to contribute certain of their Shares to HealthSouth Home Health Holdings, Inc., a Delaware corporation and a newly-formed, wholly-owned Subsidiary of the Parent (and immediate parent of the Buyer) (“HHHH”), in exchange for non-voting shares of the common stock of HHHH of equal value (the “Rollover”);
Whereas, immediately following the Rollover, the Shareholders desire to sell and transfer to the Buyer all of the Shares not contributed to HHHH in the Rollover, and the Buyer desires to acquire all of such Shares, all on the terms and subject to the conditions set forth in this Agreement; and
Whereas, the parties desire that all Options be cancelled immediately prior to the Closing and, in consideration for such cancellation, the Optionholders shall receive the amounts provided for herein, subject to the terms and conditions set forth in this Agreement.
Now, therefore, in consideration of these premises, the covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Definitions.

1.1.    Certain Matters of Construction. For purposes of this Agreement, except as specified otherwise, the words “hereof”, “herein”, “hereunder” and words of similar import will refer to this Agreement as a whole and not to any particular Section or provision of this Agreement, and reference to a particular Section of this Agreement will include all subsections thereof. The word “party” will refer to any Seller, the Company, the Buyer or, with respect to Section 11 (Miscellaneous) and defined terms used therein, the Sellers’ Representative. The word “including” means including without limitation. The word “will” has the same meaning as the word “shall”. Definitions will be equally applicable to both the singular and plural forms of the terms defined, and references to the masculine, feminine or neuter gender will include each other gender. All references in this Agreement to any Section, Exhibit or Schedule will, unless otherwise specified, be deemed to be a reference to an Section, Exhibit or Schedule of or to this Agreement, in each case as such may be amended in accordance herewith, all of which are made a part of this Agreement. All references in this Agreement to monetary amounts will, unless otherwise specified, be to United States dollars.

1.2.    Certain Definitions. For purposes of this Agreement, the following terms will have the following meanings:

“Accounting Firm” is defined in Section 8.7.2(a).
“Accounting Principles” means the accounting principles, policies, procedures and methodologies followed in the preparation of the Annual Financial Statements, as further described in the specific policies, procedures and methodologies set forth on Schedule 1.2(a).
“Acquired Companies” means, collectively, the Company and each of its Subsidiaries.
“Acquisition Cash” means all accounts receivable collected and held as cash by the Acquired Companies that are payable by the Acquired Companies pursuant to the terms of the agreements and corresponding sections set forth on Schedule 1.2(b) to the seller parties identified in such agreements, net of any related fees, costs or other set-off rights of the Acquired Companies pursuant to such agreements.
“Acquisition Liabilities” means any current liabilities of the Acquired Companies or amounts recorded in contra accounts to current assets by the Acquired Companies, including accrued expenses and contra accounts to accounts receivable, in each case to the extent relating to accounts receivable that the Acquired Companies are responsible for collecting pursuant to the terms of the agreements and corresponding sections set forth on Schedule 1.2(b) on behalf of the seller parties identified in such agreements.
“Action” means any claim, suit, litigation or action brought by or before any Governmental Authority.
“Additional Consideration” means, as of any date of determination, without duplication, the sum of (a) any portion of the Escrow Amount paid or payable to the Sellers pursuant to this Agreement and the Escrow Agreement, plus (b), any adjustments arising under Section 2.5.5 payable to the Sellers, plus (c) any amounts released from the Sellers’ Representative Reserve paid or payable to the Sellers pursuant to this Agreement, plus (d) any additional amounts payable to the Sellers under Section 8.7.
“Affiliate” means, as to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For the purposes of this definition, “controlling”, “controlled” and “control” mean the possession, direct or indirect, of the power to direct, or cause the direction of, the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” is defined in the Preamble.
“Allocation Schedule” means a schedule setting forth (a) each Seller’s allocable portion of (i) the Purchase Price, (ii) the Equity Purchase Price delivered pursuant to Section 2.4.1(a) and Section 2.4.1(b), (iii) the Escrow Amount contributed to the Escrow Account at Closing, (iv) the Sellers’ Representative Reserve and (v) any Additional Consideration paid to the Sellers following the Closing and (b) for each Rollover Stock Participant, the Rollover Amount for such Rollover Stock Participant. For purposes of the Allocation Schedule, (i) after taking into account the portion of the Equity Purchase Price paid to the Class A Common Stock in satisfaction of the aggregate Liquidation Value (as defined in the Company’s certificate of incorporation) of such shares (including all accumulated accrued and unpaid dividends thereon), all shares of Class A Common Stock shall be treated as if converted to the corresponding number of shares of Class D Common Stock in accordance with the Company’s certificate of incorporation and (ii) all Options shall be treated as exercised. The Allocation Schedule shall be prepared by the Sellers in a manner consistent with the preparation of the sample Allocation Schedule attached as Schedule 1.2(c) hereto.
“Annual Financial Statements” is defined in Section 3.5.
“Balance Sheet Time” is defined in Section 2.5.1.
“Base Purchase Price” is defined in Section 2.2.1.
“Business” means the businesses conducted by the Acquired Companies as of the date hereof.
“Business Day” means any day on which banking institutions in New York, New York are open for the purpose of transacting business.
“Buyer” is defined in the Preamble.
“Buyer Failure to Close” is defined in Section 10.1.6.
“Buyer Fundamental Representations” means the representations and warranties set forth in Sections 5.1 (Organization), 5.2 (Authorization) and 5.6 (Brokers).
“Buyer Indemnified Parties” is defined in Section 9.2.1.
“Cash on Hand” means all cash and cash equivalents (including readily marketable securities and short-term liquid investments with maturities of ninety (90) days or less, but excluding any Restricted Cash and Acquisition Cash, and excluding, for the avoidance of doubt, the amount of all uncleared checks and drafts issued by the Company or its Subsidiaries, and including, for the avoidance of doubt, all uncleared checks and drafts deposited for the account of the Company or its Subsidiaries) of the Acquired Companies, which will be calculated in accordance with the Accounting Principles. Cash on Hand at September 30, 2014, is set forth on Schedule 1.2(e) hereto.
“Charge” is defined in Section 11.2.6.
“Claim Notice” is defined in Section 9.5.1.
“Class A Common Stock” means the Class A Common Stock of the Company, par value $0.01 per share.
“Class B Common Stock” means the Class B Common Stock of the Company, par value $0.01 per share.
“Class C Common Stock” means the Class C Common Stock of the Company, par value $0.01 per share.
“Class D Common Stock” means the Class D Common Stock of the Company, par value $0.01 per share.
“Closing” is defined in Section 2.3.
“Closing Balance Sheet” is defined in Section 2.5.2.

“Closing Date” is defined in Section 2.3.
“Closing Statement” is defined in Section 2.5.2.
“Code” means the Internal Revenue Code of 1986, as amended, and the applicable Treasury regulations issued thereunder.
“Common Stock” means, collectively, the Class A Common Stock, the Class B Common Stock, the Class C Common Stock and the Class D Common Stock.
“Company” is defined in the Preamble.
“Company Indebtedness” means, in the aggregate, all amounts outstanding as of the Closing in respect of Indebtedness of the Acquired Companies. A correct and complete list of all Company Indebtedness outstanding on the date hereof is set forth on Schedule 1.2(d), including the identity of the lender, administrative agent, or counterparty thereof, and the aggregate principal that would be payable in connection with the repayment of such Indebtedness on such date.
“Company Plan” is defined in Section 3.10.1.
“Company’s Knowledge” means the actual knowledge, after reasonable internal inquiry, of April Anthony, Bob Thompson, Tracey Kruse, Luke James, Dan Peoples, Bud Langham and Matt McMurphy.
“Confidentiality Agreement” is defined in Section 8.1.
“Contemplated Transactions” means the transactions contemplated by this Agreement and the Escrow Agreement that are anticipated to be consummated at the Closing.
“Contract” means any written or oral agreement, contract, commitment, lease, license, instrument, note or other document or instrument between two or more Persons or an enforceable commitment by one or more Persons in favor of another Person or Persons (other than an Employee Plan).
“Credit Agreement” means the Credit Agreement, dated as of June 7, 2012, by and among Advanced Homecare Holdings, Inc., a Subsidiary of the Company, the other borrowers and guarantors thereto, CIT Healthcare LLC, as administrative agent, and the lenders and agents party thereto.
“Deductible” is defined in Section 9.2.2.
“Disclosure Schedules” means all of the various disclosure schedules to this Agreement that are being delivered by the Company, the Sellers and the Buyer in connection with the execution and delivery hereof.
“Dispute Notice” is defined in Section 2.5.3.
“Dispute Submission Notice” is defined in Section 2.5.4.
“Disputed Item” is defined in Section 2.5.3.
“D&O Indemnified Persons” is defined in Section 8.6.1.

“Employee Plan” means any plan, program, agreement, policy or arrangement that is: (a) a Welfare Plan; (b) a pension benefit plan within the meaning of Section 3(2) of ERISA; (c) a stock bonus, stock purchase, restricted stock, stock appreciation right, profits interest or similar equity-based plan; or (d) any other material deferred-compensation, retirement, welfare-benefit, bonus, incentive or fringe benefit plan, program, agreement, policy or arrangement.
“Environmental Laws” means all applicable national, federal, state, provincial and local Legal Requirements relating to pollution or the protection of human health or the environment, or to the manufacture, processing, distribution, use, treatment, storage, release, disposal, transport, or handling of any hazardous or toxic substances, chemicals, materials, pollutants, or wastes defined, listed, classified, or regulated as such in or under any Legal Requirement, or to the record keeping, notification, disclosure, or reporting requirements respecting thereof.
“Equity Purchase Price” is defined in Section 2.1.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations issued thereunder.
“Escrow Account” means the account established by the Escrow Agent pursuant to the terms of the Escrow Agreement.
“Escrow Agent” means Wells Fargo Bank, National Association.
“Escrow Agreement” means an escrow agreement reasonably and mutually acceptable to the parties to be entered into on or prior to the Closing Date by the Buyer, the Sellers’ Representative, the Company and the Escrow Agent.
“Escrow Amount” means $20,000,000.
“Escrow Funds” means, as of any date of determination, the excess (if any) of the Escrow Amount (including accrued interest or earnings thereon) over the sum of all distributions and other payments to any Person from the Escrow Accounts paid pursuant to the terms of the Escrow Agreement on or prior to such date of determination.
“Escrow Termination Date” is defined in Section 9.1.
“Estimated Cash on Hand Amount” is defined in Section 2.5.1.
“Estimated Closing Balance Sheet” is defined in Section 2.5.1.
“Estimated Closing Statement” is defined in Section 2.5.1.
“Estimated Company Indebtedness” is defined in Section 2.5.1.
“Estimated Transaction Bonus Payments” is defined in Section 2.5.1.
“Estimated Transaction Expenses” is defined in Section 2.5.1.
“Estimated Working Capital Amount” is defined in Section 2.5.1.
“Expiration Date” is defined in Section 10.1.4.

“Final Cash on Hand Amount” is defined in Section 2.5.5.
“Final Company Indebtedness” is defined in Section 2.5.5.
“Final Transaction Bonus Payments” is defined in Section 2.5.5.
“Final Transaction Expenses” is defined in Section 2.5.5.
“Final Working Capital Amount” is defined in Section 2.5.5.
“Financial Statements” is defined in Section 3.5.
“GAAP” means United States generally accepted accounting principles, as in effect from time to time, consistently applied.
“Governmental Authority” means any government or governmental or regulatory authority or entity, whether U.S. federal, state, provincial, local, or foreign, including any political subdivision hereof, and any department, court, agency or official of any of the foregoing.
“Governmental Order” means any ruling, award, decision, injunction, judgment, order or decree entered, issued or made by any Governmental Authority.
“Government Program” means any United States federal, state or local health care or reimbursement programs administered by a Governmental Authority under Title XVIII of the Social Security Act (“Medicare”), Title XIX of the Social Security Act (“Medicaid”), CHAMPUS, TRICARE, or any other similar Legal Requirement, and any successor program to any of the above.
“Hazardous Substance” means “hazardous substance” (as defined in 42 U.S.C. § 9601(14)).
“Healthcare Laws” means all applicable Legal Requirements of any Governmental Authority pertaining to health regulatory matters applicable to the operations of the Acquired Companies, including: (i) the Federal Healthcare Program Anti-Kickback Statute, 42 U.S. C. § 1320a-7b(b), and any anti-kickback law of a state, (ii) the Federal False Claims Act, 31 U.S.C. § 3729, and any false claim or fraud law of a state, (iii) the Federal Physician Self-Referral Law, 42 U.S.C. §§ 1395nn et seq., and any physician self-referral law of a state; (iv) the Health Insurance Portability and Accountability Act, as amended by the Health Information Technology for Economic and Clinical Health Act, and the rules and regulations promulgated thereunder (collectively “HIPAA”); (v) the Medicare Act, 42 U.S.C. §§ 1395 et seq., the Medicaid Act, § 42 U.S.C. §§ 1396 et seq., or other federal and state health care programs; (vi) the civil monetary penalty laws (42 U.S.C. § 1320a-7a); (vii) the U.S. Department of Health and Human Services and the state departments of health, and (viii) any other law which regulates kickbacks, patient or program charges, recordkeeping, referrals, the hiring of employees or acquisition of services or supplies from those who have been excluded from government health care programs, quality, safety, privacy, security, licensure or accreditation.
“HHHH” is defined in the Recitals.
“HHHH Shares” is defined in Section 2.1.2.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1974, as amended, and the regulations issued thereunder.

“Income Tax” means any Tax measured in whole or in part by income or gains (or similar Tax imposed in lieu thereof).
“Indebtedness” means with respect to any Person, and without duplication, all outstanding obligations of such Person (a) in respect of indebtedness for borrowed money or extensions of credit (to the extent drawn), whether secured or unsecured, including all outstanding principal, interest, fees, and other amounts payable with respect thereto (including, for the avoidance of doubt, any prepayment penalties or make-whole payments required in connection with the repayment of borrowed money prior to its stated maturity date), (b) evidenced by notes, debentures or similar instruments, (c) in respect of any earn-out or other deferred purchase price for the acquisition by such Person of any business, property or other Person, but excluding liabilities related to Restricted Cash, Acquisition Liabilities and any ordinary trade accounts payable or accruals incurred in the ordinary course of business which are captured in the accounts payable and/or accrued expenses of the Acquired Companies, (d) as lessee under leases recorded as capital leases in accordance with GAAP and (e) with respect to guarantees of obligations of the types described in clauses (a) through (d) above of any other Person.
“Indemnified Party” means with respect to any claim for indemnification pursuant to Section 9, each Buyer Indemnified Party or Seller Indemnified Party asserting such claim (or on whose behalf such claim is asserted) under Section 9.2 or 9.3, as the case may be (it being understood that the Sellers’ Representative will be the sole and exclusive agent, representative and attorney-in-fact for each of the Sellers for all purposes of asserting such claims, receiving and giving notices and service of process in respect thereof, making filings with any court or other Governmental Authority in respect thereof and controlling and otherwise making all decisions in connection with each such claim brought on behalf of any Seller under Section 9.3, and the term “Indemnified Party” shall mean the Sellers’ Representative for such purposes to the extent that it is acting in such capacity on behalf of any or all of the Sellers).
“Indemnifying Party” means, with respect to any claim for indemnification pursuant to Section 9, the party or parties against whom such claim has been asserted (it being understood that the Sellers’ Representative will be the sole and exclusive agent, representative and attorney-in-fact for each of the Sellers for all purposes of responding to and defending such claims, receiving and giving notices and service of process in respect thereof, making filings with any court or other Governmental Authority in respect thereof, controlling and otherwise making all decisions on behalf of each of the Sellers in connection with each such claim brought against any of the Sellers under Section 9.2, and the term “Indemnifying Party” shall mean the Sellers’ Representative for such purposes (but, for the avoidance of doubt, not for purposes of liability) when it is acting in such capacity on behalf of any or all of the Sellers).
“Indemnity Agreement” is defined in Section 8.6.1.
“Independent Referee” means BDO USA, LLP (“BDO”); provided that, if BDO is unable or unwilling to serve as Independent Referee, and the Buyer and the Sellers’ Representative are unable to agree on another independent and nationally recognized accounting firm with expertise in disputes of the type contemplated by Section 2.5 within fifteen (15) Business Days of receiving notice that BDO will not serve as Independent Referee, the Buyer and Sellers’ Representative shall each nominate such a firm, and the two firms so nominated shall nominate a third such firm, with such third firm to serve as the Independent Referee.
“Individual Seller Payment” is defined in Section 9.9.2.

“Insurance Proceeds” is defined in Section 9.4.
“Intellectual Property” means all intellectual property, including all U.S. and foreign patents, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof, trademarks, trade names, service marks, corporate names, and other similar designations of source or origin, copyrights and all pending applications for and registrations of any of the foregoing, domain names, rights in computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, technology supporting the foregoing, and proprietary rights in documentation, including user manuals and training materials, related thereto, trade secrets, confidential information, ideas, know-how, inventions, proprietary processes, formulae, models, and methodologies.
“Interim Financial Statements” is defined in Section 3.5.
“IP Agreement” is defined in Section 3.15.2.
“Leases” is defined in Section 3.8.2.
“Legal Requirement” means any foreign or U.S. federal, state or local statute, law, ordinance, code, rule, regulation or requirement from a Governmental Authority, including any Governmental Order.
“Lien” means any mortgage, pledge, lien, security interest, hypothecation, bailment, encumbrance or restriction on transfer.
“Losses” means all losses, liabilities, damages, awards, fines, penalties, expenses, fees, costs and amounts paid in settlement in accordance with this Agreement (including reasonable fees and expenses of counsel) incurred or suffered by an Indemnified Party, whether or not arising out of a third-party claim, but excluding any and all amounts in respect of lost profits or earnings (or damages or losses calculated as a multiple of earnings or some other financial measure), loss of business reputation or opportunity or business interruption loss, loss of revenue, diminution in value, and any incidental, indirect, consequential, special, exemplary or punitive damages (other than any damages payable by such Indemnified Party pursuant to Third Party Claims).
“Material Adverse Effect” means any change, event, circumstance or effect that, individually or in the aggregate, is, has been, or would reasonably be expected to be materially adverse to the business, assets, liabilities, financial condition or results of operations of the Acquired Companies, taken as a whole; provided, however, that any such change, event, circumstance or effect caused by or resulting from any of the following shall not be considered, and shall not be taken into account in determining the existence of, a “Material Adverse Effect”: (i) the announcement, pendency or consummation of the Contemplated Transactions, or the execution of this Agreement or the performance of obligations hereunder, including the impact of any of the foregoing on relationships with customers, suppliers, employees or independent contractors, (ii) conditions affecting the global economy or the financial, credit, commodities or capital markets as a whole, or generally affecting the industries in which the Acquired Companies conduct their business, (iii) any change in financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (iv) any change in, adoption of, or change in the interpretation of any applicable Legal Requirement or GAAP, including any changes in Healthcare Laws or reimbursement rates, (v) any national or international political or social conditions, including the engagement or continuation by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (vi) pandemics, earthquakes, hurricanes, tornados, floods or other natural disasters, (vii) the failure by the Acquired Companies to meet any revenue or earnings projections, forecasts or predictions (provided, that clause (vii) shall not prevent a determination that any effect or change underlying such failure has resulted in a Material Adverse Effect, to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect), or (viii) any action taken by, or with the prior written consent of, the Buyer or any of its Affiliates with respect to the Contemplated Transactions or with respect to the Acquired Companies, except to the extent any change, event, circumstance or effect (by itself or when aggregated or taken together with any and all other changes, events, circumstances or effects) results from, arises out of, or is attributable to the matters described in clauses (ii) through (vi) above and disproportionately affects the Acquired Companies, taken as a whole, as compared to other Persons that conduct business in the industries and geographic regions in which the Acquired Companies conduct the Business.
“Material Contract” is defined in Section 3.14.1.
“Material Holders” means Thoma Cressey Fund VIII, L.P., The Northwestern Mutual Life Insurance Company, The Northwestern Mutual Life Insurance Company for its Group Annuity Separate Account, HCHB Consulting Inc., AGM Children’s Homecare Inc., and April Anthony.
“Materiality Qualifiers” means qualifications as to “material” or Material Adverse Effect in any representation or warranty set forth herein.
“Minor Claims” is defined in Section 9.2.2.
“Nonparty Affiliate” is defined in Section 11.18.
“Option” means an option to purchase Class D Common Stock that is outstanding and exercisable (or will become exercisable as a result of the Contemplated Transactions) as of the Closing, whether pursuant to the terms of such option or by action of the Company’s board of directors (or its authorized delegate).
“Optionholder” means a Person holding an Option as set forth on Schedule 4.3.
“Organizational Documents” means, with respect to any Person (other than an individual), the certificate or articles of incorporation, organization or formation of such Person and any limited liability company, operating or partnership agreement, by-laws or similar documents or agreements relating to the legal organization of such Person.
“Parent” is defined in the Preamble.
“Permits” means all licenses, permits, certificates, accreditations, registrations, provider agreements, consents, approvals, authorizations, waivers, exemptions, variances or orders of, or filings with, or otherwise issued by, any Governmental Authority.
“Permitted Liens” means (a) Liens for Taxes, special assessments or other governmental and quasi-governmental charges (i) not yet due and payable or (ii) the amount or validity of which is being contested in good faith, and for which appropriate reserves have been established on the Financial Statements, (b) landlords’, warehousepersons’, mechanics’, materialmens’ or carriers’ Liens to secure claims for labor, material or supplies and other similar Liens, (c) Liens incurred or deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pension programs mandated under applicable Legal Requirements or other social security regulations, (d) zoning, building, entitlement and other land use regulations or restrictions imposed by a Governmental Authority with appropriate jurisdiction that are not violated by the current use or occupancy of such property, (e) the interests of the lessors and sublessors of any leased properties, (f) easements, rights of way and other imperfections of title or encumbrances or record affecting title that do not materially impair the value of or interfere with the present use of the property related thereto, (g) restrictions on the ownership or transfer of securities arising under applicable Legal Requirements or (h) to the extent terminated in connection with the Closing, Liens securing payment of any of the Acquired Companies with respect to Indebtedness.
“Person” means any natural person or any corporation, partnership, limited liability company, other legal entity or Governmental Authority.
“Personal Information” means personally identifiable information pertaining to an individual that is regulated or protected by one or more federal or state information privacy or security laws, including, but not limited to, “Protected Health Information” or “Electronic Protected Health Information” as those terms are defined under HIPAA.
“Post-Closing Tax Period” means any taxable period or portion thereof beginning after the Closing Date.
“Pre-Closing Tax Period” means any taxable period or portion thereof ending on or before the Closing Date and the portion through the end of the Closing Date for any Tax period that includes (but does not end on) the Closing Date.
“Preferred Stock” means the Preferred Stock of the Company, par value $0.01 per share.
“Pro Rata Portion” means, with respect to each Seller, the pro rata portion of the Purchase Price allocated to such Seller as set forth in the Allocation Schedule.
“Purchase Price” is defined in Section 2.2.
“Records” is defined in Section 8.1.
“Reference Balance Sheet” is defined in Section 3.5.
“Reference Balance Sheet Date” is defined in Section 3.5.
“Refund Claim” is defined in Section 8.7.6.
“Registered Intellectual Property” is defined in Section 3.11.1.
“Remaining Escrow Property” is defined in Section 11.2.6.
“Representative” means, with respect to any Person, any director, officer or employee of such Person and any agent, consultant, legal, accounting, financial or other advisor or other representative authorized by such Person to represent or act on behalf of such Person.

“Restricted Cash” means cash reflected on the consolidated balance sheet of the Acquired Companies that has been held back from the sellers in prior acquisitions made by any of the Acquired Companies, in each case to the extent such amounts remain payable to such sellers pursuant to the terms of such prior acquisition agreements. Restricted Cash at September 30, 2014 is set forth in Schedule 1.2(e) hereto.
“Rollover” is defined in the Recitals.
“Rollover Amount” means the aggregate Purchase Price allocable to the shares of Class A Common Stock and Class B Common Stock that will be contributed to HHHH in exchange for HHHH Shares, which aggregate amount, and the portion of such aggregate amount attributable to each Rollover Stock Participant, shall in each case be set forth in the Rollover Schedule that will be delivered to the Buyer on or before December 5, 2014, in accordance with Section 2.1.2.
“Rollover Schedule” is defined in Section 2.1.2.
“Rollover Shares” is defined in Section 2.1.2.
“Rollover Stock Agreement” means the Rollover Stock Agreement, dated as of the date hereof, by and among Parent, HHHH and certain Shareholders party thereto and set forth in Schedule 2.1.2.
“Rollover Stock Participants” means the Shareholders party to the Rollover Stock Agreement.
“Schedules Notice” is defined in Section 8.7.10.
“Securities” means, collectively, the Shares and the Options.
“Seller Fundamental Representations” means the representations and warranties set forth in Sections 3.1 (Power and Authorization), 3.2 (Organization), 3.3 (Capitalization), 3.20 (Brokers), 4.1 (Organization, Power and Standing), 4.2 (Authorization), 4.3 (Title to Securities) and 4.6 (Brokers).
“Seller Indemnified Parties” is defined in Section 9.3.
“Sellers” means, collectively, the Shareholders and Optionholders.
“Sellers’ Representative” is defined in the Preamble.
“Sellers’ Representative Reserve” means $500,000.
“Shareholders” means each holder of Shares as set forth on Schedule 4.3 attached hereto.
“Shares” is defined in the Recitals.
“Sold Shares” means all Shares other than the Rollover Shares.
“Solvent” means, with respect to any Person, as of a given date, that (i) such Person is able to pays its debts as they become due, (ii) such Person owns property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities), and (iii) such Person does not have an unreasonably small amount of capital for the business in which it is engaged.
“Specified Representations” is defined in Section 9.1.

“Stock Option Plan” means the Company’s 2012 Stock Option Plan, effective June 29, 2012.
“Straddle Period” means any taxable period that includes but does not end on the Closing Date.
“Subsidiary” of any Person means another Person, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is owned or controlled directly or indirectly by such first Person.
“Tax” means any federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.
“Tax Proceeding” is defined in Section 8.7.5.
“Tax Returns” means returns, reports, forms and information statements required to be filed with a Taxing Authority reporting liability for Taxes, including any schedules or attachments thereto and including any amendment thereof.
“Taxing Authority” means any United States, federal, state, local or any foreign or other governmental agency responsible for the imposition, assessment or collection of any Tax.
“Third Party Claim” is defined in Section 9.5.1.
“Transaction Bonus Payments” means the bonus and other compensatory payments that become payable by the Acquired Companies to their respective employees solely as a result of the consummation of the Contemplated Transactions, together with the employer portions of any payroll Tax that becomes payable at the Closing in connection with such bonuses and payments at Closing to Optionholders.
“Transaction Expenses” means all documented out-of-pocket fees, costs and expenses (excluding, for the avoidance of doubt, Taxes) incurred or otherwise payable by the Acquired Companies in connection with the negotiation, documentation and consummation of the Contemplated Transactions, including the fees and expenses of the Sellers’ Representative, Ropes & Gray LLP, Harris Williams & Co. and Deloitte & Touche LLP.
“Transaction Tax Benefits” means any reduction in Taxes (as well as any Tax refund (including by reason of estimated Taxes)) or any Tax credit of the Buyer or any of its Affiliates (including the Acquired Companies) for a Post-Closing Tax Period resulting from a Transaction Tax Deduction or a carryback or carryforward thereof, determined on a “with or without” basis, and, for the avoidance of doubt, only after first taking into account all other losses, deductions and credits of the Buyer for the applicable Post-Closing Tax Period.
“Transaction Tax Deductions” means any Tax deductions relating to (i) the cash-out or exercise of any Options and related payments, (ii) any pay down or satisfaction of Company Indebtedness or other Indebtedness, (iii) the payment of any Transaction Expenses, (iv) the payment of any Transaction Bonus Payments and (v) any other deductible payments attributable to the Contemplated Transactions economically borne by the Sellers. For this purpose, any success-based fees shall be treated as deductible in accordance with Rev. Proc. 2011-29.
“Transfer Taxes” means any sales, use, stock transfer, value added, real property transfer, real property gains, transfer, stamp, registration, documentary, recording or similar duties or taxes together with any interest thereon, penalties, fines, costs, fees, additions to tax or additional amounts with respect thereto incurred in connection with the Contemplated Transactions.
“Welfare Plan” means a welfare benefit plan within the meaning of Section 3(1) of ERISA.
“Working Capital” means (i) the current assets of the Acquired Companies (consisting solely of those asset account line items specified on Schedule 2.5.1(b)), excluding all Cash on Hand, Acquisition Cash, Restricted Cash and Income Tax assets, minus (ii) the current liabilities of the Acquired Companies (consisting solely of liability account line items as specified on Schedule 2.5.1(b)), excluding any amounts payable in respect of Transaction Expenses, Transaction Bonus Payments, Company Indebtedness, Acquisition Liabilities and Income Tax liabilities and any liabilities in respect of Restricted Cash, in each case determined in accordance with the Accounting Principles on a consolidated basis.
“Working Capital Target” means $4,945,669.
“ZPIC Amount” means the estimate of the net discounted accounts receivable of the Acquired Companies for audits by Medicare Zone Program Integrity Contractors as of the Closing Date, which shall be calculated in accordance with the methodology set forth on Schedule 2.2.7. The ZPIC Amount, calculated as if the date of this Agreement were substituted for the Closing Date, is set forth on Schedule 2.2.7.

2.	The Transaction.

2.1.    Purchase and Sale of Shares.

2.1.1.    At the Closing, and subject to the terms and conditions set forth in this Agreement, each holder of Sold Shares shall sell, transfer and deliver to the Buyer (or the Buyer’s designee), free and clear of all Liens, and the Buyer (or the Buyer’s designee) shall purchase from each Shareholder, the number of Shares to be listed opposite the name of such Shareholder on Schedule 2.1. The parties agree that Schedule 2.1 shall be updated by the parties promptly upon the delivery of the Allocation Schedule in accordance with Section 2.5.1 to reflect the applicable number of Sold Shares and Rollover Shares being sold or contributed, as applicable, by each Shareholder.

2.1.2.    Concurrently with the execution of this Agreement, the Rollover Stock Participants have entered into the Rollover Stock Agreement, pursuant to which such Rollover Stock Participants will acquire non-voting shares of common stock of HHHH (“HHHH Shares”). The Rollover Stock Agreements provide that (a) effective immediately prior to the Closing, each Rollover Stock Participant will contribute to HHHH the number of Shares to be set forth on Schedule 2.1 opposite the name of such Rollover Stock Participant (collectively, the “Rollover Shares”) which otherwise would be acquired by the Buyer pursuant to this Agreement, and (b) in exchange, HHHH will issue to such Rollover Stock Participant a number of HHHH Shares to be set forth on Schedule 2.1. On or before December 5, 2014, the Rollover Stock Participants shall deliver to the Buyer a schedule setting forth the Rollover Amount (the “Rollover Schedule”).

2.1.3.    The Company and each Seller hereby irrevocably consent to the Rollover, the contribution and exchange with respect to the Rollover Shares, and the consummation of the transactions and form of consideration contemplated by the Rollover Stock Agreements and hereby waive any restrictions on transfer, rights-of-first refusal, participation rights and other rights in connection with the Rollover and the contribution and exchange of the Rollover Shares.

2.1.4.    At the Closing, each Option shall be cancelled, and, in consideration therefor, each Optionholder shall have the right to receive a portion of the Purchase Price as set forth in Section 2.4. Each Optionholder hereby agrees to the cancellation of such Optionholder’s Option in exchange for a portion of the Purchase Price as set forth in Section 2.4.

2.1.5.    The Sellers hereby waive all rights that they may have to receive notice with respect to any Change in Ownership or Fundamental Change (as those terms are defined in the Amended and Restated Certificate of Incorporation of the Company) or to require the redemption or conversion of their shares of Common Stock pursuant to such Amended and Restated Certificate of Incorporation.

2.1.6.    Each Seller that is a party to that certain Amended and Restated Stockholders Agreement, dated as of August 3, 2007, by and among the Company, Thoma Cressey Fund VIII, L.P., The Northwestern Mutual Life Insurance Company (both for itself and for its Group Annuity Separate Account), CIT Healthcare LLC, Mark O’Brien, Dean Holland, HCHB Consulting, Inc., AGM Children’s Homecare, Inc., April Anthony, Tracey Kruse, Dan Peoples, Guy Conces, Luke James, Jennifer Polak, and Robert Thompson (the “2007 Stockholders Agreement”) hereby consents to the termination of the 2007 Stockholders Agreement, effective as of the Closing Date.

2.2.    Purchase Price. The aggregate consideration for the purchase and sale of the Shares (including for the purpose of this calculation the Rollover Shares) and the cancellation of the Options pursuant to this Agreement will be an amount in cash (such aggregate consideration, the “Purchase Price”) calculated as follows:

2.2.1.    $750,000,000 (the “Base Purchase Price”);

2.2.2.     minus the Company Indebtedness;

2.2.3. minus the amount of the Transaction Expenses that are not paid by the Company prior to the Closing;

2.2.4.    minus the amount of the Transaction Bonus Payments that are not paid by the Company prior to the Closing;

2.2.5.    plus the Estimated Cash on Hand Amount;

2.2.6.    plus the amount, if any, by which the Estimated Working Capital Amount exceeds the Working Capital Target; or minus the amount, if any, by which the Estimated Working Capital Amount is less than the Working Capital Target;
2.2.7.    plus the ZPIC Amount, which shall be determined by the Company in good faith in accordance with the method used in in Schedule 2.2.7, following consultation with the Buyer not later than three (3) Business Days prior to the Closing Date.

The Purchase Price shall be subject to adjustment in accordance with the terms of this Agreement, including in accordance with Section 2.5. As used herein, the term “Equity Purchase Price” means the product of (i) the Purchase Price multiplied by (ii) a fraction, the numerator of which is the aggregate number of shares of Common Stock outstanding as of immediately prior to the Closing, on a fully diluted (and as-converted) basis, excluding the Rollover Shares, and the denominator of which is the aggregate number of shares of Common Stock outstanding as of immediately prior to the Closing, on a fully diluted (and as-converted) basis, including the Rollover Shares. For the avoidance of doubt, in calculating the aggregate number of shares of Common Stock outstanding as of immediately prior to the Closing, all Options that are “in the money” shall be treated as exercised.
2.3.    The Closing. Subject to the terms and conditions hereof, the closing of the purchase and sale of the Shares pursuant to this Agreement (the “Closing”) shall take place at 10:00 a.m. (local time) at the offices of Ropes & Gray LLP, 191 North Wacker Drive, 32nd Floor, Chicago, Illinois 60606, as promptly as practicable following, but in no event later than the third (3rd) Business Day following, the satisfaction or waiver of each of the conditions set forth in Sections 6 and 7 hereof (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at Closing), or at such other time and place as the Buyer and the Sellers’ Representative may agree in writing (the day on which the Closing takes place, the “Closing Date”); provided that, if such Closing Date would otherwise take place prior to December 31, 2014 pursuant to the terms of this Agreement, such Closing Date shall instead take place on (and no later than) December 31, 2014, without regard to the three (3) Business Day period set forth in this sentence. Subject to the provisions of Section 10, the failure of any party to consummate the Closing on the date and time determined pursuant to this Section 2.3 shall not result in the termination of this Agreement and shall not relieve such party of any obligation under this Agreement.

2.4.    Closing Deliveries and Payments.

2.4.1.    Buyer Closing Deliveries and Payments. At the Closing, the Buyer shall deliver or cause to be delivered the following:

(a)to each Shareholder, in respect of Shares other than Rollover Shares held by such Shareholder, by wire transfer of immediately available funds to an account designated in writing by such Shareholder (or by the Company or the Sellers’ Representative on behalf of such Shareholder) to the Buyer not less than two (2) Business Days prior to the Closing Date, an amount in cash equal to (i) such Shareholder’s allocable portion of the Equity Purchase Price, minus (ii) such Shareholder’s allocable portion of the Escrow Amount, minus (iii) such Shareholder’s allocable portion of the Sellers’ Representative Reserve, in each case as set forth on the Allocation Schedule;

(b)to the Company, for further processing through payroll, by wire transfer of immediately available funds to an account designated in writing by the Company to the Buyer no less than two (2) Business Days prior to the Closing Date, an amount in cash equal to (i) each Optionholder’s allocable portion of the Equity Purchase Price, minus (ii) such Optionholder’s allocable portion of the Escrow Amount, minus (iii) such Optionholder’s allocable portion of the Sellers’ Representative Reserve, in each case as set forth on the Allocation Schedule;

(c)to accounts specified by the Company at least two (2) Business Days prior to the Closing Date, by wire transfer of immediately available funds, such cash amounts as are necessary to discharge in full any outstanding amount of Indebtedness of the Acquired Companies pursuant to the Credit Agreement;

(d)to accounts specified by the Company at least two (2) Business Days prior to the Closing Date, by wire transfer of immediately available funds, such cash amounts as are necessary to pay in full the Transaction Expenses;

(e)to the Company, for further processing through payroll, by wire transfer of immediately available funds to an account designated in writing by the Company to the Buyer no less than two (2) Business Days prior to the Closing Date, such cash amounts as are necessary to pay in full each of the Transaction Bonus Payments;

(f)to the Escrow Agent, by wire transfer of immediately available funds, the Escrow Amount to be deposited into the Escrow Account;

(g)to an account specified by the Sellers’ Representative at least two (2) Business Days prior to the Closing Date, by wire transfer of immediately available funds, the Sellers’ Representative Reserve to be held by the Sellers’ Representative pursuant to Section 11.2.6; and

(h)the various certificates, instruments and documents referred to in Section 7.

2.4.2.    Company Closing Deliveries. At the Closing, the Company shall deliver or cause to be delivered to the Buyer, the various certificates, instruments and documents referred to in Section 6 and Section 8.7.10.

2.4.3.    Shareholder Closing Deliveries. At the Closing, each Shareholder shall deliver or cause to be delivered to the Buyer, with respect to all Shares to be sold by such Shareholder hereunder, (a) certificate(s) representing such Shares, duly endorsed (or accompanied by duly executed transfer powers) for transfer to the Buyer or (b) to the extent any certificate(s) representing such Shares have been lost, stolen or destroyed, an affidavit of that fact by such Shareholder claiming such certificate(s) to be lost, stolen or destroyed and an agreement to indemnify and hold harmless the Buyer from and against any claim that may be made against the Buyer with respect to the certificate(s) alleged to have been lost, stolen or destroyed (without any requirement to post a bond in respect thereof).

2.5.    Purchase Price Adjustment.

2.5.1.    Estimated Balance Sheet and Estimated Closing Statement. The Company will in good faith prepare and deliver, or cause to be prepared and delivered, to the Buyer not later than three (3) Business Days prior to the Closing Date, (a) an estimated, unaudited consolidated balance sheet of the Company (the “Estimated Closing Balance Sheet”) as of 11:59 p.m. Dallas time on the Business Day immediately preceding the Closing Date (the “Balance Sheet Time”), (b) a written statement setting forth the Company Indebtedness (the “Estimated Company Indebtedness”), including (x) in the case of the Indebtedness pursuant to the Credit Agreement, the amount required to be paid pursuant to Section 2.4.1(c) as set forth in the payoff letter delivered with respect thereto, and (y) in the case of other items of Indebtedness, the identity of the lender, administrative agent, or counterparty thereof, and the aggregate principal and interest outstanding as of the Balance Sheet Time, (c) a written statement derived from the Estimated Closing Balance Sheet (the “Estimated Closing Statement”) setting forth in reasonable detail the Company’s good faith estimates of (i) Transaction Expenses (listed by payee) (the “Estimated Transaction Expenses”), (ii) Transaction Bonus Payments (listed by payee) (the “Estimated Transaction Bonus Payments”), (iii) Working Capital (the “Estimated Working Capital Amount”) and (iv) Cash on Hand (the “Estimated Cash on Hand Amount”), in the case of clauses (iii) and (iv), as of the Balance Sheet Time as derived from the Estimated Closing Balance Sheet in accordance with the Accounting Principles, and (d) the Allocation Schedule. The Estimated Closing Balance Sheet, Estimated Company Indebtedness, Estimated Transaction Bonus Payments, Estimated Transaction Expenses, Estimated Working Capital Amount, and Estimated Cash on Hand Amount set forth in the Estimated Closing Statement (x) will be prepared in accordance with the definitions thereof and the Accounting Principles in a manner and on a basis consistent with the preparation of the sample balance sheet attached as Schedule 2.5.1(a) hereto (which, solely for illustration purposes, assumes the Closing occurred on September 30, 2014) and (y) will disregard any and all effects on the assets and liabilities of the Acquired Companies as a result of the Contemplated Transactions (including any financing arrangements entered into by the Buyer or any of its Affiliates in connection with the Contemplated Transactions). The Sellers’ Representative shall provide the Buyer and its Representatives reasonable and prompt access to the work papers used in the preparation of the Estimated Closing Statement and Estimated Company Indebtedness upon the Buyer’s request and shall consult in good faith with the Buyer regarding the implementation of any reasonable revisions to the calculations set forth in the Estimated Closing Statement and Estimated Company Indebtedness proposed by the Buyer. The Estimated Closing Balance Sheet, Estimated Company Indebtedness, Estimated Transaction Bonus Payments, Estimated Transaction Expenses, Estimated Working Capital Amount and Estimated Cash on Hand Amount set forth in the Estimated Closing Statement shall be conclusive for purposes of the calculation of the Purchase Price payable at the Closing, but shall be subject to adjustment after the Closing pursuant to this Section 2.5.

2.5.2.    Closing Balance Sheet and Closing Statement. As promptly as practicable, but in any event within sixty (60) days after the Closing Date, the Buyer will in good faith prepare or cause to be prepared, and will provide to the Sellers’ Representative, an unaudited consolidated balance sheet of the Company as of the Balance Sheet Time (the “Closing Balance Sheet”), together with a written statement (the “Closing Statement”) setting forth in reasonable detail the Buyer’s determinations of (i) Company Indebtedness, (ii) Transaction Expenses, (iii) Transaction Bonus Payments, (iv) Working Capital, and (v) Cash on Hand, in the case of clauses (iv) and (v), as of the Balance Sheet Time as derived from the Closing Balance Sheet in accordance with the definitions thereof and the Accounting Principles. The Closing Balance Sheet and the Closing Statement (a) will be prepared in accordance with the Accounting Principles on a basis and in a manner consistent with the preparation of the Estimated Closing Balance Sheet and the Estimated Closing Statement and (b) will disregard (i) any and all effects on the assets and liabilities of the Acquired Companies as a result of the Contemplated Transactions (including any financing arrangements entered into by the Buyer or any of its Affiliates in connection with the Contemplated Transactions) and (ii) any of the plans, transactions or charges which the Buyer intends to initiate or make or cause to be initiated or made after the Closing with respect to the Acquired Companies or their business or assets, or any facts or circumstances that are unique or particular to the Buyer or any of its assets or liabilities.

2.5.3.    Dispute Notice. The Closing Balance Sheet and the Closing Statement (and the determinations of the Company Indebtedness, Transaction Expenses, Transaction Bonus Payments, Working Capital, and Cash on Hand reflected on the Closing Statement) will be final, conclusive and binding on the parties unless the Sellers’ Representative provides a written notice (a “Dispute Notice”) to the Buyer no later than forty-five (45) days after delivery of the Closing Balance Sheet and the Closing Statement setting forth in reasonable detail any item(s) or amount(s) on the Closing Balance

Sheet and/or the Closing Statement that are disputed by the Sellers’ Representative (each, a “Disputed Item”). Any item or amount on the Closing Balance Sheet or the Closing Statement to which no dispute is raised in the Dispute Notice will be final, conclusive and binding on the parties. The Buyer shall promptly make available, and shall cause the Acquired Companies to promptly make available, to the Sellers’ Representative and its Representatives, and shall provide the opportunity to make copies of, the work papers and other materials used or considered by the Buyer in the preparation of the Closing Balance Sheet and the Closing Statement, and shall provide reasonable access to personnel and Representatives of the Buyer and the Acquired Companies who assisted or were consulted in the preparation of the Closing Balance Sheet and the Closing Statement.

2.5.4.    Resolution of Disputes. The Buyer and the Sellers’ Representative will attempt to resolve the Disputed Items in good faith during the twenty (20) day period following delivery of the Dispute Notice and all such discussions will (unless otherwise agreed by the Buyer and the Sellers’ Representative) be governed by Rule 408 of the Federal Rules of Evidence and any comparable applicable state rule. Disputed Items resolved in writing by the Sellers’ Representative and the Buyer within the twenty (20) day period will be final, conclusive and binding on the parties. If the Buyer and the Sellers’ Representative are unable to resolve any Disputed Items in the Dispute Notice within such twenty (20) day period, either the Buyer or the Sellers’ Representative may provide written notice to the other (the “Dispute Submission Notice”) that such party is submitting such Disputed Items for resolution to the Independent Referee. The Buyer and Sellers’ Representative shall enter into a customary engagement letter with the Independent Referee. The Buyer and the Sellers’ Representative will use their commercially reasonable efforts to cause the Independent Referee to render its decision as soon as practicable (but in any event within thirty (30) days) after the submission to the Independent Referee of their respective proposed final calculations of the Disputed Items (which the Buyer and the Sellers’ Representative shall submit to the Independent Referee not later than ten (10) days following the giving of the Dispute Submission Notice). Each of the Buyer and the Sellers’ Representative shall, and the Buyer shall cause the Company to, use reasonable best efforts to comply with all reasonable requests by the Independent Referee for access to their respective work papers, information, books, records and similar items, personnel and Representatives. The Independent Referee will review such final calculations of the Disputed Items and render a final determination of all Disputed Items in accordance with this Agreement, provided that the Independent Referee’s final determination with respect to each Disputed Item shall be within the range of the proposed final calculations of such Disputed Item as presented in the Buyer’s Closing Balance Sheet and/or Closing Statement pursuant to Section 2.5.2 and the Sellers’ Representative’s Dispute Notice pursuant to Section 2.5.3. The Buyer and the Sellers’ Representative each shall be entitled to make a written submission to the Independent Referee in support of its respective proposed final calculations of the submitted Disputed Items, provided that such submissions shall be submitted within twenty (20) days after the submission to the Independent Referee of such proposed final calculations of the submitted Disputed Items. The Independent Referee’s determination will be (a) in writing and shall include a reasonably detailed statement of the basis for the Independent Referee’s decision, (b) furnished to each of the Buyer and the Sellers’ Representative as soon as practicable (but in any event within thirty (30) days) after the Sellers’ Representative’s and the Buyer’s respective final calculations of the Disputed Items have been submitted to the Independent Referee, (c) limited in scope to the Disputed Items and (d) final, conclusive and binding on the parties, and judgment on such decision may be entered in any court of competent jurisdiction. The fees and expenses of the Independent Referee shall be borne by (i) the Sellers’ Representative, on the one hand, and (ii) the Buyer, on the other hand, based on the percentage that the portion of the contested amount not awarded to each party bears to the amount actually contested by the parties in aggregate, and such allocation of fees and expenses shall be calculated by the Independent Referee and such calculation shall be final and binding on the parties. By way of illustration, (x) if the Buyer’s calculations would have resulted in a $1,000,000 net payment to the Buyer, and the Sellers’ Representative’s calculations would have resulted in a $1,000,000 net payment to the Sellers and the Independent Referee’s final determination results in an aggregate net payment of $500,000 to the Sellers, then the Buyer and the Sellers shall pay 75% and 25%, respectively, of such fees and expenses and (y) if each of such parties’ calculations differs from the Independent Referee’s calculation by $1,000,000, the Buyer and the Sellers shall split such fees and expenses evenly. At any time the Buyer and the Sellers’ Representative may agree to settle any objections raised in the Dispute Notice, including any Disputed Items submitted to the Independent Referee, which agreement shall be in writing and final, conclusive and binding upon all of the parties hereto with respect to the subject matter of any such objection so resolved; provided that the parties shall promptly provide a copy of such agreement to the Independent Referee and instruct the Independent Referee not to resolve such Disputed Item, it being agreed that if the Independent Referee nonetheless resolves such Disputed Item for any reason, the agreement of the parties shall control.

2.5.5.    Post-Closing Purchase Price Adjustment. As promptly as possible, but in any event no later than the fifth (5th) Business Day following the final determination, in accordance with Section 2.5.3 and/or Section 2.5.4, of Company Indebtedness, Transaction Expenses, Transaction Bonus Payments, Working Capital, and Cash on Hand (respectively, the “Final Company Indebtedness”, “Final Transaction Expenses”, “Final Transaction Bonus Payments”, “Final Working Capital Amount,” and “Final Cash on Hand Amount”), a Purchase Price adjustment shall be made as follows:

(a)    if (i) the sum of (A) the Final Working Capital Amount, plus (B) the Final Cash on Hand Amount, minus (C) the Final Transaction Expenses, minus (D) the Final Transaction Bonus Payments, minus (E) the Final Company Indebtedness is less than (ii) the sum of (A) the Estimated Working Capital Amount, plus (B) the Estimated Cash on Hand Amount, minus (C) the Estimated Transaction Expenses, minus (D) the Estimated Transaction Bonus Payments, minus (E) the Estimated Company Indebtedness, then the Purchase Price will be reduced by an amount equal to such shortfall, and such shortfall amount shall be paid to the Buyer from the Escrow Account in accordance with the terms of the Escrow Agreement; or

(b)    if (i) the sum of (A) the Final Working Capital Amount, plus (B) the Final Cash on Hand Amount, minus (C) the Final Transaction Expenses, minus (D) the Final Transaction Bonus Payments, minus (E) the Final Company Indebtedness is greater than (ii) the sum of (A) the Estimated Working Capital Amount, plus (B) the Estimated Cash on Hand Amount, minus (C) the Estimated Transaction Expenses, minus (D) the Estimated Transaction Bonus Payments, minus (E) the Estimated Company Indebtedness, then the Purchase Price will be increased by an amount equal to such excess and the Buyer will pay such excess amount to the Sellers (in accordance with the Allocation Schedule) within five (5) Business Days after the determination of such excess amount by wire transfer of immediately available funds to the accounts specified by the Sellers’ Representative; provided that any payments in respect of Options shall be paid to the Company for further distribution to the Optionholders (in accordance with the Allocation Schedule), net of the amount, if any, required to be withheld under applicable Tax laws with respect to such payment.

2.6.    Withholding Rights. The applicable party shall be entitled to deduct and withhold from the Purchase Price such amounts as it is required to deduct and withhold with respect to the making of such payments under the Code or any provision of applicable Tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable party in respect of which such deduction and withholding was made.

3.	Representations and Warranties of the Company.

Except as provided in the Disclosure Schedules, the Company represents and warrants to the Buyer as of the date hereof and as of the Closing Date as follows:
3.1.    Power and Authorization. The Company has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Contemplated Transactions. The Company has taken all corporate actions or proceedings required to be taken by or on the part of the Company to authorize and permit the execution and delivery by the Company of this Agreement and the instruments required to be executed and delivered by it pursuant hereto, and the performance by the Company of its obligations hereunder and the consummation by the Company of the Contemplated Transactions, and no other corporate or other action or proceeding on the part of any of the Acquired Companies is necessary for the execution and delivery of this Agreement by the Company or for the performance by the Company of its obligations under this Agreement and the consummation of the Contemplated Transactions. This Agreement has been duly executed and delivered by the Company, and assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ right generally and by general equitable principles.

3.2.    Organization.

3.2.1.    Each of the Acquired Companies is (a) duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and (b) duly qualified or licensed to do business in each jurisdiction where the character of the properties owned, leased or licensed by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.2.2.    The Company has furnished or made available to Buyer a copy of the Organizational Documents and any stockholders’ agreement, as amended or restated to date and as in full effect as of the date of this Agreement, of each of the Acquired Companies. None of the Acquired Companies is in violation of any provision of its Organizational Documents or such stockholders’ agreement.

3.3.    Capitalization.

3.3.1.    The entire authorized capital stock of the Company consists of 15,000 shares of Preferred Stock, 260,000 shares of Class A Common Stock, 160,000 shares of Class B Common Stock, 65,000 shares of Class C Common Stock and 2,600,000 shares of Class D Common Stock, of which no shares of Preferred Stock, 139,375 shares of Class A Common Stock, 117,031 shares of Class B Common Stock, 60,756 shares of Class C Common Stock and no shares of Class D Common Stock are issued and outstanding. All of the issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, are fully paid and non-assessable, have been issued in compliance with all applicable Legal Requirements, and have not been issued in violation of any preemptive rights. In connection with the Closing, after taking into account the portion of the Equity Purchase Price paid to the holders of Class A Common Stock in satisfaction of the aggregate Liquidation Value (as defined in the Company’s certificate of incorporation) of such shares (including all accumulated accrued and unpaid dividends thereon), the outstanding shares of Class A Common Stock will not be converted into shares of Class D Common Stock or into any other class of stock but shall be treated for purposes of this Agreement as if converted into 1,393,750 shares of Class D Common Stock. All of such issued and outstanding shares of Common Stock are duly authorized, validly issued, are fully paid and non-assessable. Other than with respect to the Liquidation Value payable to the Class A Common Stock that will be satisfied at Closing, there are no dividends or preferential payments that have accrued or been declared but are unpaid on any capital stock of the Company. The Class B Stock and the Class C Stock will not be converted into shares of Class D Stock or any other class of stock in connection with or as a result of the Contemplated Transactions. The Allocation Schedule will be true, accurate and complete upon delivery not later than three (3) Business Days prior to the Closing Date.

3.3.2.    Schedule 3.3.2 sets forth the entire outstanding capital stock or other equity interest of each Subsidiary of the Company, together with the record owner thereof. All such issued and outstanding shares of capital stock and equity interests (as applicable) of each such Subsidiary of the Company are owned (beneficially and of record) by the Company or another Subsidiary, free and clear of any Lien, other than Liens contemplated by clause (h) of the definition of “Permitted Liens”. There are no outstanding offers, options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock based performance units, undertakings, agreements, or commitments of any kind (contingent or otherwise), including employee benefit arrangements, relating to the issuance, conversion, registration, voting, sale, repurchase, or transfer of any equity interests or other securities of any Subsidiary of the Company or obligating any Subsidiary of the Company or any other Person to purchase or redeem any such equity interests or other securities. All of the outstanding equity interests of each Subsidiary of the Company are duly authorized, validly issued, fully paid and non-assessable, have been issued in compliance with all applicable Legal Requirements, and have not been issued in violation of any preemptive rights. There are no dividends or preferential payments that have accrued or been declared but are unpaid on any capital stock or other equity interest of any Subsidiary of the Company.

3.3.3.    75,392 shares of Class D Common Stock are reserved for issuance under the Stock Option Plan (of which 47,394 shares of Class D Common Stock are subject to options granted and outstanding thereunder). Except as set forth in the immediately preceding sentence and the rights of the Class A Common Stock to convert into shares of Class D Common Stock referenced in Section 3.3.1, there are no outstanding options, warrants or other rights of any Person to acquire any Shares or any other equity securities of, or any equity interests in, the Acquired Companies, or securities exercisable or exchangeable for, or convertible into, equity securities of, or equity interests in, the Acquired Companies or obligating the Company or any other Person to purchase or redeem any such equity interests or other securities.

3.3.4.    Schedule 3.3.4 sets forth a list of each Acquired Company and its respective jurisdiction of organization. None of the Acquired Companies owns any equity securities of or interests in any other Person (other than another Acquired Company).

3.4.    No Violation or Approval; Consents. Except as set forth in Schedule 3.4, neither the execution and delivery of this Agreement by the Company nor its consummation of the Contemplated Transactions will:

3.4.1.    require any consent, waiver, approval, order or authorization of, or filing with, any Governmental Authority, other than (a) required filings under the HSR Act and the expiration or termination of any applicable waiting period thereunder and (b) the consents set forth in Schedule 3.4;

3.4.2.    result in a material breach, violation or termination of, or acceleration of obligations under, or material default under, or require the consent of any third party under any Material Contract to which an Acquired Company is party or any Governmental Order to which an Acquired Company is subject;

3.4.3.    give rise to the imposition of any Lien (other than a Permitted Lien) on any of the assets or properties of any of the Acquired Companies; or

3.4.4.    result in a breach or violation of, or default under, the Organizational Documents of the Company or any Subsidiary of the Company.

3.5.    Financial Statements, Etc.

3.5.1.    The Company has furnished the Buyer with copies of: (a) the audited consolidated balance sheet of the Acquired Companies as of December 31, 2013, including the notes thereto, and the related consolidated statements of income and cash flows of the Acquired Companies for the fiscal year then ended (the “Annual Financial Statements”), and (b) the unaudited consolidated balance sheet of the Acquired Companies as of September 30, 2014 (respectively, the “Reference Balance Sheet,” and the “Reference Balance Sheet Date”) and the related consolidated statements of income and cash flows of the Acquired Companies for such nine (9) month period (the “Interim Financial Statements” and, collectively with the Annual Financial Statements, the “Financial Statements”). Correct and complete copies of the Financial Statements are set forth in Schedule 3.5. The Financial Statements (i) present fairly in all material respects the consolidated financial position of the Acquired Companies and the consolidated results of operations of the Acquired Companies as of the respective dates thereof and for the periods covered thereby and (ii) except as disclosed in Schedule 3.5, were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, subject to changes resulting from year-end adjustments in accordance with the Accounting Principles and the absence of footnote disclosures. Except as disclosed in Schedule 3.5, none of the Acquired Companies has any material liabilities of a type required by GAAP to be set forth on, or reserved against in, a consolidated balance sheet of the Acquired Companies, except for (x) liabilities reflected or reserved against in the Financial Statements, (y) liabilities incurred in the ordinary course of business, consistent with past practice, since the Reference Balance Sheet Date or in connection with the Contemplated Transactions and (z) performance obligations arising pursuant to the terms of any Contract to which any Acquired Company is a party that have not yet been performed (but excluding any breach of Contract, infringement or violation of Legal Requirements).

3.5.2.    The Company has designed, and operated in all material respects in accordance with, disclosure controls and procedures, including systems of internal controls over financial reporting, that are designed to comply with applicable Legal Requirements to provide reasonable assurance that material information relating to the Business is made known to the management of the Business by others within the Business as necessary to permit the accurate preparation of financial statements in accordance with GAAP.

3.6.    Ordinary Course of Business; No Material Adverse Effect. Since the Reference Balance Sheet Date: (a) the Acquired Companies have operated in the ordinary course of business, consistent with past practice; (b) none of the Acquired Companies has engaged in or taken any action (or entered into any Contract to engage in or take any such action) which would be prohibited by Section 8.2 if taken after the date hereof; and (c) there has not occurred, nor has there been any change, event, circumstance or effect that has had, or would reasonably be expected to have, a Material Adverse Effect or that would prevent or materially impair or materially delay the ability of the Company to perform its obligations under this Agreement or to consummate the Contemplated Transactions.

3.7.    Taxes. Except in each case as set forth on Schedule 3.7:

3.7.1.    Each of the Acquired Companies has timely filed, or has caused to be timely filed on its behalf (after giving effect to extensions), all material Tax Returns required to be filed by it, and all such Tax Returns were correct and complete in all material respects. All material Taxes due and payable have been paid in full.

3.7.2.    All material amounts of Taxes required to have been withheld and paid in connection with amounts paid, or deemed paid, by any Acquired Company to any employee, independent contractor, creditor or third party have been withheld and paid to the appropriate Taxing Authority.

3.7.3.    No federal, state, local, or non-U.S. tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to any Acquired Company. No Acquired Company has received from any federal, state, local, or non-U.S. taxing authority (including jurisdictions where the Acquired Company has not filed Tax Returns) any (a) notice indicating an intent to open an audit or other review, (b) request for information related to Tax matters, or (c) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against any Acquired Company.

3.7.4.    There has been no waiver or extension regarding the application of any statute of limitations in respect of Taxes of any Acquired Company that remains in effect. For the avoidance of doubt, an ordinary course extension to file a Tax Return shall not be considered a waiver or extension for purposes of this provision.

3.7.5.    No Acquired Company is currently subject to any Liens, other than Permitted Liens, imposed on any of its assets or properties as a result of the failure of such Acquired Company to pay any material amount of Taxes that are due and payable.

3.7.6.    No Acquired Company is party to or bound by any Tax sharing agreement other than any such agreement not primarily related to Taxes, and no Acquired Company has made a sale or disposition of an entity (or entities) in a transaction pursuant to which it is required, under a contractual provision still in effect, to indemnify any other party for Taxes.

3.7.7.    No Acquired Company is or has been a member of an “affiliated group” as defined in Section 1504 of the Code, or any comparable group under state, local or foreign Tax Law, except for any such group the parent of which is an Acquired Company, and no Acquired Company has any liability for or relating to Taxes of any Person (other than the Acquired Companies) under Treasury Regulations Section 1.1502-6, or similar provision of state, local or foreign Tax Law.

3.7.8.    None of the Acquired Companies has participated in (A) any “Listed Transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) or, (B) since January 1, 2011, any other “Reportable Transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

3.7.9.    None of the Acquired Companies will be required to include any item of income or exclude any item of deduction for any Tax period (or portion thereof), beginning after the Closing Date, as a result of (i) an adjustment pursuant to Section 481(a) of the Code (or any similar provision of state, local or non-United States law) that occurred in a Pre-Closing Tax Period, or (ii) (A) any “closing agreement” described in Section 7121 of the Code (or any similar provision of state, local or non-United States law) entered into prior to Closing, (B) installment sale entered into prior to the Closing (except for an installment sale where the relevant deferred payment or payments is or are to be received following the Closing) or prepaid amount, in each case received outside the ordinary course of business or (C) election pursuant to Section 108(i) of the Code (or any similar provision of state, local or non-United States Law).

Notwithstanding anything to the contrary in this Agreement, (i) this Section 3.7 and Section 3.10 contain the sole and exclusive representations and warranties of the Company regarding Taxes, Tax Returns and other matters relating to Taxes and (ii) nothing in this Agreement (including Section 3.7 and Section 3.10) shall be construed as providing a representation or warranty with respect to the existence, amount, expiration date or limitations on (or availability of) any Tax attribute of the Acquired Companies (including methods of accounting of the Acquired Companies).
3.8.    Real Estate.

3.8.1.    Owned Premises. No Acquired Company owns any real property.

3.8.2.    Leases.

(a)Schedule 3.8.2(a) sets forth a correct and complete list of all leases of real property currently in effect to which any Acquired Company is a party, including all amendments, extensions, and renewals thereto (the “Leases”). The Company has delivered or made available to the Buyer correct and complete copies of the Leases.

(b)Except as set forth on Schedule 3.8.2(b) hereto, as of the date hereof, (i) the Company or one of its Subsidiaries possesses good and valid leasehold interests as tenant in the real property subject to the Leases, free and clear of all Liens, other than Permitted Liens and subject to matters that affect the fee title, (ii) each of the Leases is a valid and binding agreement of the applicable Acquired Company, enforceable in accordance with its terms, and is in full force and effect, (iii) the applicable Acquired Company is not and, to the Company’s Knowledge, no other party is in material default under, or in material breach or violation of, any Lease and (iv) no event has occurred on or prior to the date hereof that (with or without notice, lapse of time or both) would constitute a material default by the applicable Acquired Company or, to the Company’s Knowledge, any other party under any Lease.

3.9.    Operations in Conformity with Laws. The Acquired Companies are, and since December 31, 2011, have been, in compliance in all material respects with all Legal Requirements applicable to the Acquired Companies. None of the Acquired Companies has received any written notice from any Governmental Authority since December 31, 2011, regarding any material violation of any Legal Requirement applicable to the Business, and no order, writ, injunction, judgment, decree, ruling, determination, or directive has been issued by any Governmental Authority which is applicable to, or otherwise affects, any of the Acquired Companies or its or their respective businesses or material assets, properties or rights under which any Acquired Company is in material default or violation.

This Section 3.9 does not relate to, or make any representation or warranty with respect to, matters with respect to employee benefits, which are the subject of Section 3.10, matters with respect to Healthcare Laws, which are the subject of Section 3.12, or to Environmental Laws or Hazardous Substances, which are the subject of Section 3.13.

3.10.    Benefit Plans.

3.10.1.    Company Plans. Schedule 3.10.1 sets forth a list of all Employee Plans that are maintained by the Acquired Companies or to which any of the Acquired Companies contribute or are required to contribute and that benefit any current or former employee or director of the Acquired Companies (each a “Company Plan”).

3.10.2.    Plan Qualification; Plan Administration. Except as set forth on Schedule 3.10.2, (a) each Company Plan that is intended to be qualified under Section 401(a) of the Code either has received a favorable determination or opinion letter or filed for a determination or opinion letter to the effect that the form of such plan is so qualified or the applicable period for requesting such determination or opinion has not yet expired; (b) to the Company’s Knowledge, no events have occurred that could reasonably be expected to cause any such Company Plan to fail to be qualified under Section 401(a) of the Code; and (c) each Company Plan has been administered in compliance in all material respects with its terms and applicable Legal Requirements.

3.10.3.    All Contributions and Premiums Paid. All material required contributions, assessments and premium payments on account of each Company Plan have been timely paid by the applicable due date or accrued in accordance with GAAP.

3.10.4.    Claims. With respect to each Company Plan, there are no material existing (or, to the Company’s Knowledge, threatened) Actions other than routine claims for benefits in the ordinary course of business.

3.10.5.    No Liability. Except as set forth in Schedule 3.10.5, neither the Company nor any other entity that together with the Company is deemed a single employer under Section 414 of the Code or Section 4001(b) of ERISA maintains or has any liability (contingent or otherwise) in respect of an arrangement that is or was (a) subject to Title IV of ERISA or Section 412 of the Code, (b) a “multiemployer plan,” as such term is defined in Section 3(37) or 4001(a)(3) of ERISA, (c) a “multiple employer” plan within the meaning of Section 413(c) of the Code, or (d) a “multiple employer welfare arrangement,” as such term is defined in Section 3(40) of ERISA.

3.10.6.    Retiree Benefits; Certain Welfare Plans. Except as set forth on Schedule 3.10.6 or as required under Section 601 et seq. of ERISA or Section 4980B of the Code or any analogous state or local Legal Requirement, no Company Plan that is a Welfare Plan provides benefits or coverage following retirement or other termination of employment.

3.10.7.    Section 409A. Each Company Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) has been operated in all material respects in accordance with the provisions of Section 409A of the Code. Each Option is intended to be exempt from the requirements of Section 409A of the Code and was granted with an exercise price that was not less than the fair market value of the underlying Shares on the date of grant.

3.10.8.    Increased Benefits. Except as provided in Schedule 3.10.8, the Contemplated Transactions (whether alone or together with any other event) will not (a) entitle any current or former employee or director of any Acquired Company to severance pay or any other payment, (b) accelerate the time of payment or vesting, or increase the amount, of compensation due any such current or former employee or director or (c) could result, separately or in the aggregate, in the payment of any "excess parachute payments" (within the meaning of Section 280G(b)(1) of the Code) to any current or former employee or director of any Acquired Company. No Person is entitled to receive any tax gross-up payment from any Acquired Company by reason of the excise tax under Section 4999(a) of the Code or the additional tax under Section 409A of the Code being imposed on such Person by reason of the Contemplated Transactions.

3.11.    Intellectual Property.

3.11.1.    Schedule 3.11.1 sets forth a correct and complete list of all Intellectual Property owned by the Acquired Companies that is issued or registered or subject to pending applications for issuance or registration in the name of the Acquired Companies (the “Registered Intellectual Property”). The Intellectual Property set forth on Schedule 3.11.1 is subsisting and valid and enforceable.

3.11.2.    Except as set forth on Schedule 3.11.2: (i) an Acquired Company is the exclusive owner of the Registered Intellectual Property owned by such Acquired Company, as applicable, free and clear of all Liens (other than Permitted Liens); (ii) no Actions have been instituted, are pending or, to the Company’s Knowledge, are threatened that challenge the validity or enforceability of the Intellectual Property owned by the Acquired Companies; (iii) neither the use of the Intellectual Property by the Acquired Companies in the current conduct of the Business, nor the conduct of the Business as presently conducted, nor the conduct of the Business as conducted since December 31, 2011, infringes, misappropriates or violates, or has infringed, misappropriated or violated, the intellectual property rights of any Person, and none of the Acquired Companies has received any written complaint, claim, demand or notice in the past three (3) years alleging any of the same; and (iv) to the Company’s Knowledge, no Person has materially infringed upon or misappropriated or otherwise violated any of the Intellectual Property owned, used, or held for use by the Acquired Companies, and no such claims have been asserted or threatened against any Person by any Acquired Company.

3.11.3.    With respect to the use of software in the Business owned by or material to the Acquired Companies, (a) none of the Acquired Companies has experienced any material defect in such software, including any material error or omission in the processing of any transactions other than defects which have been corrected, and (b) to the Company’ Knowledge, no such software contains any device or feature designed to disrupt, disable, or otherwise impair the functioning of any such software other than at the end of the applicable paid subscription periods in the ordinary course.

3.12.    Healthcare Matters.

3.12.1.    Except as set forth on Schedule 3.12.1, the Business is, and since December 31, 2011 has been conducted, in compliance in all material respects with all Healthcare Laws. Except as set forth on Schedule 3.12.1, none of the Acquired Companies has received any written notice from any Governmental Authority since December 31, 2011, regarding any material violation of any Healthcare Laws.

3.12.2.    The Acquired Companies possess all material Permits required by all applicable Healthcare Laws necessary for the operation of the Business. The Acquired Companies are, and since

December 31, 2011, have been, in compliance in all material respects with such material Permits, and all of such material Permits are valid and in full force and effect. There is no Action pending or, to the Company’s Knowledge, threatened against, and there is no investigation by or before any Governmental Authority pending or, to the Company’s Knowledge, threatened against, any Acquired Company, to revoke, suspend, or otherwise limit any such material Permit. None of the Acquired Companies has received any written notice from any Governmental Authority since December 31, 2011, regarding any material violation of any such material Permit or any revocation, withdrawal, suspension, cancellation or termination of any such material Permit. Except with respect to provider agreements and as set forth on Schedule 3.4, the execution and delivery of this Agreement and the consummation of the Contemplated Transactions will not result in any breach or other violation of, or require any consent, waiver, approval, or order issued by, declaration of, or filing with any Governmental Authority with respect to any such material Permit. The Acquired Companies have filed all necessary reports and maintained and retain all necessary records pertaining to all of their respective material Permits. The Company has provided to the Buyer correct and complete copies of each such material Permits, including all amendments and modifications thereto.

3.12.3.    Except as set forth on Schedule 3.12.3, all billing practices (including, without limitation, billing, coding, filing, and claims practices) of the Acquired Companies are, and since December 31, 2011, have been, in material compliance with all applicable Healthcare Laws, and, except as set forth on Schedule 3.12.3, there is no pending or, to the Company’s Knowledge, threatened recoupment, denial of payment, overpayment, or penalty action or proceeding against any Acquired Company under any Government Program or Healthcare Law or any other third party payor program.

3.12.4.    Neither any of the Acquired Companies nor, to the Company’s Knowledge, any of their directors, officers or managing employees been or is currently suspended, excluded or debarred from contracting with the United States federal or any state government or from participating in any Federal Health Care Program (as defined in 42 USC § 1320a-7b(f)) or is subject to an investigation or proceeding by any Governmental Authority that has resulted in or could result in such suspension, exclusion, or debarment; nor have any of the Acquired Companies or, to the Company’s Knowledge, any of their directors, officers or managing employees, received notice of any impending or potential exclusion or listing. None of the Acquired Companies has been subject to sanction pursuant to 15 U.S.C. § 41 et seq. or 42 U.S.C. § 1320a-7a or 1320a-8, or been charged with or convicted of a crime described at 42 U.S.C. § 1320a-7b, and no such sanction or proceeding is pending or, to the Company’s Knowledge, threatened.

3.12.5.    Neither any of the Acquired Companies nor, to the Company’s Knowledge, any of their directors, officers, employees, contractors, or agents, have, directly or indirectly, made or offered to make, or solicited or received, any contribution, gift, bribe, rebate, payoff, influence payment, kickback or inducement to any Person or entered into any financial arrangement, regardless of form, in violation of any applicable Healthcare Law.

3.12.6.    None of the Acquired Companies (i) is a party to a Corporate Integrity Agreement with the Office of Inspector General of the Department of Health and Human Services, (ii) is, to the Company’s Knowledge, the subject of any Governmental Authority investigation conducted by any federal, state or local Governmental Authority except as set forth on Schedule 3.12.6 or (iii) is, to the Company’s Knowledge, a defendant or named party in any unsealed qui tam/False Claims Act litigation.

3.12.7.    Except as set forth on Schedule 3.12.7, none of the Acquired Companies has had any security or data breaches compromising or otherwise involving Personal Information. Except as set forth on Schedule 3.12.7, none of the Acquired Companies has received any written claim or notice, alleging or referencing the investigation of any breach or the improper use, disclosure or access to any Personal Information in its possession, custody or control.

3.12.8.    Except as set forth on Schedule 3.12.8, the consummation of the Contemplated Transactions does not constitute, and none of the Acquired Companies has, since December 31, 2011, engaged in any transaction that constitutes, a “change in majority ownership,” as that term applies in 42 C.F.R. § 424.550(b) and related Healthcare Laws.

Notwithstanding any other provisions in this Agreement, the representations and warranties included in this Section 3.12 are the only representations and warranties made by the Company with respect to Healthcare Laws.
3.13.    Environmental Matters. Except as set forth on Schedule 3.13, (a) the Acquired Companies are in compliance in all material respects with all applicable Environmental Laws, (b) each of the Acquired Companies, as applicable, has all material Permits required under applicable Environmental Laws and is in compliance in all material respects with the respective requirements of such Permits, and all of such Permits are valid and in full force and effect; (c) there is no material Action pending or, to the Company’s Knowledge, threatened, against any of the Acquired Companies in connection with any past or present noncompliance with such Environmental Laws; and (d) there have been no releases, spills, emissions, discharges, leaks, deposits, disposals, dispersals, leachings, or migrations into the environment (including ambient air, surface water, groundwater, and surface or subsurface strata) or any storages, burials, dumpings, transportations, or treatments of any Hazardous Substances by any Acquired Company or, to the Company’s Knowledge, any other Person on or from any real property leased or operated by any of the Acquired Companies or, to the Company’s Knowledge, on or from any real property formerly leased or operated by any of the Acquired Companies, for which occurrences or activities any Acquired Company reasonably could be expected to have material liability under applicable Environmental Law. Notwithstanding any other provisions in this Agreement, the representations and warranties included in this Section 3.13 are the only representations and warranties made by the Company with respect to environmental matters, including any and all matters with respect to Environmental Laws.

3.14.    Material Contracts.

3.14.1.    Schedule 3.14.1 sets forth a correct and complete list of all Contracts, including all amendments and modifications thereto, with respect to the Business of the types described below that are in effect on the date hereof (each, a “Material Contract”):

(a)    each Contract, including, without limitation, each employment agreement, consulting agreement, indemnification agreement, and severance agreement, between any of the Acquired Companies and any director, officer, employee or individual consultant of any Acquired Company or any representative of the Sellers, in each case, whose annual base compensation in 2013 exceeded $125,000 per year or whose annual base compensation is expected to exceed $125,000 in 2014;

(b)    each Contract or binding option to sell or lease (as lessor) any property or asset of an Acquired Company for an amount in excess of $100,000 over any one-year period;

(c)each Contract (other than purchase orders entered into in the ordinary course of business, consistent with past practice) pursuant to which an Acquired Company has agreed to acquire or lease any property or asset for an amount in excess of $200,000 over any one-year period;

(d)each change of control, severance, and employment-related Contract pursuant to which payments by an Acquired Company will be required by reason of consummation of the Contemplated Transactions;

(e)each Contract pursuant to which an Acquired Company has an existing obligation to pay any amounts that may exceed $150,000 in respect of indemnification obligations, purchase price adjustment, or otherwise, in connection with any merger, consolidation or other business combination or any acquisition or disposition of a business or Person or any acquisition of the equity securities, or a material portion of the assets of, a business or Person;

(f)each partnership or joint venture agreement to which an Acquired Company is a party;

(g)each Contract that precludes or restricts an Acquired Company from competing in any line of business or in any geographical area with any Person;

(h)each Contract that imposes any material non-solicitation obligations on any Acquired Company;

(i)each collective bargaining agreement to which an Acquired Company is a party;

(j)each Contract providing for the sale, transfer, or other disposition of any equity securities of any Acquired Company or any material assets of any Acquired Company (other than sales of inventory in the ordinary course of business);

(k)each equity purchase agreement, asset purchase agreement or other Contract imposing ongoing obligations that are material to the Acquired Companies (other than customary obligations in respect of “assumed liabilities” in any acquisitions structured as an acquisition of assets) relating to the acquisition by an Acquired Company of any material business or line of business or Person, whether by merger, consolidation, or other business combination or by the acquisition of the equity securities, or a material portion of the assets, of such business, line of business, or Person;

(l)each mortgage, pledge, security agreement, deed of trust, or other document granting a Lien (other than a Permitted Lien) over any material property of any Acquired Company;

(m)each Contract under which any Acquired Company has incurred Indebtedness or any guarantee of any Indebtedness of any Person other than a Subsidiary of the Company;

(n)each Contract not in the ordinary course of business, in the nature of a settlement or a conciliation agreement arising out of any claim asserted by any Person (including, without limitation, any Governmental Authority) providing for aggregate payments, in the case of any such agreement entered into with a Person other than a Governmental Authority, in excess of $100,000 that imposes ongoing obligations on any of the Acquired Companies (other than customary releases by an Acquired Company in favor of another Person);

(o)each Contract relating to the purchase, sale, or provision of materials or services that is expected to involve payment or receipt by an Acquired Company of aggregate consideration in excess of $250,000 in any period of twelve months following the date of this Agreement;

(p)each Contract relating to any sole source supplier or vendor to the Business or otherwise providing for the purchase of all of the requirements of the Business for a given product or service from a given third party;

(q)each Contract pursuant to which an Acquired Company (i) is granted or obtains or agrees to obtain any right to use any material Intellectual Property (other than standard form Contracts granting rights to use readily available shrink wrap or click wrap software), (ii) is restricted in its right to use or register any material Intellectual Property, or (iii) permits or agrees to permit any other Person, to use, enforce, or register any material Intellectual Property, including any exclusive license agreements, coexistence agreements, and covenants not to sue; and

(r)any other Contract the loss or termination of which would reasonably be expected to have a Material Adverse Effect.

3.14.2.    The Company has made available to the Buyer an accurate and complete copy of each written Material Contract. Except as set forth on Schedule 3.14.2 hereto, as of the date hereof, (a) no Acquired Company is, and, to the Company’s Knowledge, no other party is in material default under, or in material breach or violation of, any Material Contract, and (b) to the Company’s Knowledge, no event has occurred on or prior to the date hereof that (with or without notice, lapse of time or both) would constitute a material default by an Acquired Company or any other party under any Material Contract. No Acquired Company has received a written notice of material breach or default or any event that with notice or lapse of time, or both, would constitute a material breach or default by either the Company or any of its Subsidiaries of any Material Contract. None of the Material Contracts is the subject of any pending Action or, to the Company’s Knowledge, threatened Action.

3.14.3.    Each of the Material Contracts constitutes the valid and binding obligation of the Company or a Subsidiary of the Company, as applicable, and, to the Company’s Knowledge, each other party thereto, enforceable against the Company or a Subsidiary of the Company, as applicable, and, to the Company’s Knowledge, each other party thereto in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ right generally and by general equitable principles.

3.15.    Transactions with Affiliates.

3.15.1.    Except as set forth on Schedule 3.15, no Affiliate, officer or director (or the equivalent) of any of the Acquired Companies is a party to, or has a material interest in, any material Contract or transaction with any of the Acquired Companies other than with respect to the payment of compensation to officers and directors (or the equivalent) in the ordinary course of business. On or prior to the Closing Date, that certain TCB Professional Services Agreement, dated August 3, 2007, between

Thoma Cressey Bravo, Inc. and the Company will have been terminated in accordance with its terms and will cease to be in effect.

3.15.2.    With respect to that certain Client Service and License Agreement dated as of December 1, 2004, by and between Homecare Homebase, L.L.C., and Advanced Homecare Management, Inc., as amended by the First Addendum, dated December 30, 2004, the Amendment effective as of July 1, 2007, the Second Amendment effective as of February 23, 2011, the Third Addendum, dated as of August 15, 2011, the Fourth Addendum, dated as of August 24, 2012, and the fifth Amendment, dated as of December 19, 2013 (collectively, the “IP Agreement”), (i) there have been no amendments, supplements or other modifications to the IP Agreement since the last amendment referenced above and (ii) the terms of the IP Agreement are no less favorable in the aggregate to Advanced Homecare Management, Inc. than those that would have reasonably been expected to have been obtained in an agreement with a person who was not an Affiliate of Advanced Homecare Management, Inc. Solely for purposes of this Section 3.15.2, “Affiliate” of any specified “person” (any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity) means any other person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified person. For the purposes of this definition and this Section 3.15.2, “control” when used with respect to any person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

3.16.    Litigation. Except as set forth on Schedule 3.16, other than Actions (including any series of similar or related Actions) seeking monetary damages of less than $250,000, there is no Action pending or, to the Company’s Knowledge, threatened against any Acquired Company. There is no outstanding order, writ, judgment, injunction, decree, determination or award of, or pending or, to the Company’s Knowledge, threatened investigation by, any Governmental Authority relating to any of the Acquired Companies, any of their respective properties or assets, or the Contemplated Transactions. There are no Actions commenced by the Company or any of its Subsidiaries pending, or that the Company or any of its Subsidiaries has commenced preparations to initiate, against any other Person. Each Acquired Company is in compliance with every applicable order, including all settlement orders, writs, judgments, injunctions, decrees, determinations or awards, of any Governmental Authority.

3.17.    Insurance. Schedule 3.17 sets forth a correct and complete list of all policies or binders of insurance covering the operations of the Acquired Companies as of the date hereof. All such policies are in full force and effect, and all premiums with respect thereto covering all periods up to and including the Closing Date have been paid when due. To the Company’s Knowledge, no Acquired Company has received written notice of a material default with respect to its obligations under, or notice of cancellation, reduction in coverage, or nonrenewal of, any of such policies. Neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions will result in any termination, cancellation or other material modification of any such policies.

3.18.    Labor Matters.

3.18.1.    There is no material labor dispute, work slowdown, lockout, stoppage, picketing, or strike pending, or to the Company’s Knowledge, threatened between any of the Acquired Companies, on the one hand, and the employees of any Acquired Company, on the other hand, and there has been no such event since December 31, 2011. To the Company’s Knowledge, there are no material union organizing activities pending or threatened against any of the Acquired Companies, and there have been no such activities since December 31, 2011. No employee of any of the Acquired Companies is represented by a labor union and none of the Acquired Companies is a party to, or otherwise subject to, any collective bargaining agreement or other similar labor union contract.

3.18.2.    Each of the Acquired Companies is in compliance in all material respects with all applicable Legal Requirements related to the classification of employees as exempt from the overtime pay requirements of, and the obligation to pay such employees overtime wages under, the Fair Labor Standards Act or cognate state Legal Requirements, and no Acquired Company has, since December 31, 2011, incurred any material liability arising from the payment of overtime wages and/or from the misclassification of employees as exempt from such requirements.

3.19.    Absence of Certain Payments. None of the Acquired Companies nor, to the Company’s Knowledge, any director, officer, agent or employee acting on behalf of any of the Acquired Companies has, in the course of its actions for, or on behalf of, any of them (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; or (c  made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any official or employee of a Governmental Authority.

3.20.    Brokers. There are no brokerage commissions, finders’ fees or similar compensation payable in connection with the Contemplated Transactions based on any arrangement or agreement made by or on behalf of the Sellers or the Company other than fees (if any) that will (a) be paid as contemplated by Section 2.4.1(d) or (b) otherwise be paid by the Sellers and their respective Affiliates and for which the Buyer and (after the Closing) the Acquired Companies will have no responsibility to pay.

4.	Representations and Warranties of the Sellers.

Except as provided in the Disclosure Schedules, each Seller, solely as to itself, severally represents and warrants to the Buyer as of the date hereof and as of the Closing Date as follows:
4.1.    Organization, Power and Standing. In the case of a Seller that is not an individual, such Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Such Seller has the corporate or other power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Contemplated Transactions. Such Seller has taken all corporate or other actions or proceedings required to be taken by or on the part of such Seller to authorize and permit the execution and delivery by such Seller of this Agreement and the instruments required to be executed and delivered by it pursuant hereto, and the performance by such Seller of its obligations hereunder and the consummation by such Seller of the Contemplated Transactions, and no other corporate or other action or proceeding on the part of such Seller is necessary for the execution and delivery of this Agreement by such Seller and the consummation of the Contemplated Transactions. In the case of a Seller that is a natural person, such Seller has the capacity to execute and deliver this Agreement, to perform his obligations hereunder, and to consummate the Contemplated Transactions.

4.2.    Authorization. This Agreement has been duly executed and delivered by such Seller and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes its legal, valid and binding obligation, enforceable against such Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ right generally and by general equitable principles.

4.3.    Title to Securities. Such Seller is the record and beneficial owner of and has good and valid title to the Securities set forth opposite such Seller’s name on Schedule 4.3, free and clear of any Liens, except as are imposed by applicable securities or other laws.

4.4.    No Violation or Approval; Consents. Neither the execution and delivery by such Seller of this Agreement nor the consummation by such Seller of the Contemplated Transactions will:

4.4.1.    require any material consent, waiver, approval, order or authorization of, or material filing with, any Governmental Authority, other than (a) required filings under the HSR Act and the expiration or termination of any applicable waiting period thereunder and (b) the consents set forth in Schedule 4.4;

4.4.2.    result in a material breach, violation or termination of, or acceleration of obligations under, or material default under, or require the consent of any third party under any Contract to which such Seller is party or Governmental Order to which such Seller is subject;

4.4.3.    give rise to the imposition of any Lien on the Securities owned by such Seller; or

4.4.4.    in the case of a Seller that is not an individual, result in a breach or violation of, or default under, the Organizational Documents of such Seller.

4.5.    Litigation. There is no Action pending or, to such Seller’s knowledge, threatened against such Seller that in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the Contemplated Transactions.

4.6.    Brokers. There are no brokerage commissions, finders’ fees or similar compensation payable in connection with the Contemplated Transactions based on any arrangement or agreement made by or on behalf of such Seller other than fees (if any) that will (a) be paid as contemplated by Section 2.4.1(d) or (b) otherwise be paid by the Sellers and their respective Affiliates and for which the Buyer and (after the Closing) the Acquired Companies will have no responsibility to pay.

5.	Representations and Warranties of the Buyer and Parent.

Each of the Buyer and Parent represents and warrants to the Sellers and the Company as of the date hereof and as of the Closing Date as follows:
5.1.    Organization. Each of the Buyer and Parent is (a) a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and (b) duly qualified or licensed to do business in each jurisdiction where the character of the properties owned, leased or licensed by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed has not had, and would not reasonably be expected to materially impair or delay the Buyer’s or Parent’s ability to consummate the Contemplated Transactions. The Buyer has made available to the Sellers a true, complete and correct copy of each of the Buyer’s Organizational Documents, each as in effect on the date hereof.

5.2.    Authorization. Each of the Buyer and Parent has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Contemplated Transactions. Each of the Buyer and Parent has taken all corporate actions or proceedings required to be taken by or on the part of the Buyer or Parent, as applicable, to authorize and permit the execution and delivery by the Buyer and Parent of this Agreement and the performance by each of the Buyer and Parent of its obligations hereunder and the consummation by the Buyer and Parent of the Contemplated Transactions, and no other corporate action or proceeding on the part of the Buyer or Parent is necessary for the execution and delivery of this Agreement by the Buyer and Parent or for the performance by the Buyer and Parent of their respective obligations under this Agreement and the consummation of the Contemplated Transactions. This Agreement has been duly executed and delivered by each of the Buyer and Parent, and assuming the due authorization, execution and delivery by each of the other parties hereto or thereto, constitutes the legal, valid and binding obligation of the Buyer and Parent, enforceable against the Buyer and Parent in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ right generally and by general equitable principles.

5.3.    No Violation or Approval; Consents. 2Neither the execution and delivery by either the Buyer or Parent of this Agreement nor the consummation by the Buyer or Parent of the Contemplated Transactions will:

5.3.1.    require the consent, waiver, approval, order or authorization of, or filing with, any Governmental Authority, other than required filings under the HSR Act and the expiration or termination of any applicable waiting period thereunder;

5.3.2.    result in a material breach, violation or termination of, or acceleration of obligations under, or material default under, or require the consent of any third party under, any material Contract to which the Buyer or Parent is party or any Governmental Order to which the Buyer or Parent is subject; or

5.3.3.    result in a breach or violation of, or default under, the Organizational Documents of the Buyer or Parent.

5.4.    Litigation. There is no Action pending or, to the knowledge of the Buyer or Parent, threatened against the Buyer or Parent or any of their respective Affiliates or any of their properties, assets or businesses, that in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the Contemplated Transactions.

5.5.    Available Funds; Solvency. As of the Closing, the Buyer will have immediately available funds in an aggregate amount sufficient (a) to pay in cash all amounts payable pursuant to Section 2 and all fees and expenses of the Buyer incurred in connection with the Contemplated Transactions and (b) based on the accuracy (without regard to any materiality or Material Adverse Effect qualifiers thereto) of all of the representations and warranties of the Company and the Sellers in Articles 3 and 4, to provide adequate working capital to operate the Acquired Companies immediately following the Closing. Each of the Buyer and Parent acknowledges and agrees that its obligations under this Agreement, including its obligations to consummate the Closing, are not contingent upon its receipt of financing of any kind. The Buyer is and, to the Buyer’s knowledge, after giving effect to the Contemplated Transactions and based on the accuracy (without regard to any materiality or Material Adverse Effect qualifiers thereto) of all of the representations and warranties of the Company and the Sellers in Articles 3 and 4, immediately following the Closing the Company will be, Solvent.

5.6.    Brokers. There are no brokerage commissions, finders’ fees or similar compensation payable in connection with the Contemplated Transactions based on any arrangement or agreement made by or on behalf of the Buyer, Parent or any of their respective Affiliates other than fees (if any) that will be paid by the

Buyer, Parent any of their respective Affiliates and for which the Sellers and their Affiliates will have no responsibility to pay.

5.7.    Investment Intent. The Buyer is acquiring the Shares for investment for its own account and not with a view to, or for sale in connection with, any distribution of any part thereof. The Buyer acknowledges that the Shares and the sale thereof have not been registered under the Legal Requirements of any jurisdiction.

6.	Conditions Precedent to the Obligations of the Buyer.

The obligation of the Buyer to consummate the Closing is subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:
6.1.    Representations and Warranties. (i) The Seller Fundamental Representations shall be true and correct in all material respects at and as of the date of the Closing with the same effect as though made at and as of such time and (ii) the representations and warranties of the Company and the Sellers in this Agreement other than those set forth in clause (i) above shall be true and correct at and as of the date of the Closing with the same effect as though made at and as of such time, except, in the case of this clause (ii), where the failure of all such representations and warranties to be true and correct in the aggregate (without giving effect to any limitation or qualification as to “materiality,” including the word “material,” or “Material Adverse Effect”) has not had and would not reasonably be expected to have a Material Adverse Effect; provided, however, that, with respect to clauses (i) and (ii) above, representations and warranties that are made as of a particular date or period will be true and correct (in the manner set forth in clauses (i) or (ii), as applicable) only as of such date or period.

6.2.    Performance of Obligations. The Sellers and the Company will have performed in all material respects all covenants and agreements required by this Agreement to be performed by the Sellers or the Company, respectively, at or prior to the Closing.

6.3.    Compliance Certificate. The Company will have delivered to the Buyer a certificate dated as of the Closing Date to the effect that each of the conditions specified above in Sections 6.1, 6.2, and 6.8 has been satisfied.

6.4.    Injunctions. No Governmental Authority will have enacted, issued or promulgated any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) that remains in effect and has the effect of prohibiting the consummation of the Closing.

6.5.    Governmental Approvals. All necessary (a) filings pursuant to the HSR Act shall have been made and the applicable waiting periods thereunder shall have expired or been terminated and (b) notifications to, consents or approvals of, or filings with, the Governmental Authorities set forth in Schedule 6.5 shall have been obtained or made, as applicable.

6.6.    Escrow Agreement. The Buyer will have received a copy of the Escrow Agreement, duly executed by the Company, the Sellers’ Representative and the Escrow Agent.

6.7.    Indebtedness. The Company will have obtained, and provided to the Buyer copies of, pay-off letters or other similar documentation to the effect that there will be no outstanding amounts payable in respect of the Indebtedness of the Acquired Companies pursuant to the Credit Agreement upon payment at the Closing of the amounts specified in such pay-off letters or similar documentation.

6.8.    No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Material Adverse Effect.

6.9.    Rollover Shares. The Rollover Stock Participants shall have exchanged shares of Class A Common Stock and/or Class B Common Stock, as applicable, which, based upon the Allocation Schedule to be delivered prior to Closing pursuant to Section 2.5.1 of this Agreement, shall represent no less than 15% of the aggregate Purchase Price allocable to such Rollover Stock Participants.

6.10.    Employment Agreements. Employment agreements by and among the Company, Buyer, Thoma Cressey Fund VIII, L.P., and, respectively, the individuals listed on Schedule 6.12 entered into on the date hereof shall be in full force and effect.

6.11.    Resignations. The Buyer shall have received written resignations of the directors of the Company and such other directors and officers of any of the Acquired Companies as the Buyer shall request in writing at least ten (10) Business Days prior to the Closing Date.

7.	Conditions Precedent to Obligations of the Sellers.

The obligation of the Sellers to consummate the Closing is subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:
7.1.    Representations and Warranties. (i) The Buyer Fundamental Representations shall be true and correct in all material respects at and as of the Closing with the same effect as though made at and as of such time and (ii) the representations and warranties of the Buyer in this Agreement other than those set forth in clause (i) above shall be true and correct at and as of the Closing with the same effect as though made at and as of such time, except, in the case of this clause (ii), where the failure of such representations and warranties to be true and correct in the aggregate would not reasonably be expected to have a material adverse effect on the Buyer’s ability to consummate the Contemplated Transactions; provided, however, that, with respect to clauses (i) and (ii) above, representations and warranties that are made as of a particular date or period will be true and correct (in the manner set forth in clauses (i) or (ii), as applicable) only as of such date or period.

7.2.    Performance of Obligations. The Buyer will have performed in all material respects all covenants and agreements required by this Agreement to be performed by the Buyer at or prior to the Closing.

7.3.    Issuance of Rollover Shares. In respect of each Rollover Stock Participant’s Rollover Shares, HHHH shall have issued to each Rollover Stock Participant the number of HHHH Shares set forth in their respective Rollover Stock Agreements.

7.4.    Compliance Certificate. The Buyer will have delivered to the Sellers’ Representative (on behalf of the Sellers) a certificate of the Buyer dated as of the Closing Date to the effect that each of the conditions specified above in Sections 7.1 and 7.2 has been satisfied.

7.5.    Injunctions. No Governmental Authority will have enacted, issued or promulgated any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) that remains in effect and has the effect of prohibiting the consummation of the Closing.

7.6.    Governmental Approvals. All necessary (a) filings pursuant to the HSR Act shall have been made and the applicable waiting periods thereunder shall have expired or been terminated and (b) notifications to, consents or approvals of, or filings with, the Governmental Authorities set forth in Schedule 6.5 shall have been obtained or made, as applicable.

7.7.    Escrow Agreement. The Sellers’ Representative will have received a copy of the Escrow Agreement, duly executed by the Buyer and the Escrow Agent.

8.	Covenants of the Parties.

8.1.    Access to Premises and Information. From the date hereof until the Closing Date, upon reasonable notice from time to time, the Company shall, and shall cause its Subsidiaries to, provide the Buyer and its Representatives reasonable access during normal business hours and under the supervision of Company personnel to the records and books of account of the Acquired Companies (the “Records”) in possession of the Acquired Companies, to the premises of the Acquired Companies, and to the officers and directors of the Acquired Companies as such Person may reasonably request; provided, however, that such access to such information and furnishing of such information will be conducted solely at the Buyer’s expense and the Buyer and its Representatives shall not unreasonably disrupt the personnel and operations of the Acquired Companies.  Notwithstanding anything to the contrary contained in this Section 8.1, the Acquired Companies may withhold any document (or portions thereof) or information (a) that is subject to the terms of a non-disclosure agreement or undertaking with a third party, (b) that constitutes privileged attorney-client communications or attorney work product, or (c) if the provision of access to such document (or portion thereof) or information, as determined by the Acquired Companies in good faith, could reasonably be expected to conflict with applicable Legal Requirements. All information exchanged pursuant to this Section 8.1 shall be subject to that certain confidentiality agreement between the Buyer and the Company, dated August 21, 2014 (as amended, the “Confidentiality Agreement”), and Buyer acknowledges and agrees that it will abide by the terms of such Confidentiality Agreement.

8.2.    Conduct of Business Prior to Closing. From the date hereof until the Closing, except as set forth on Schedule 8.2, the Acquired Companies shall use commercially reasonable efforts to (a) conduct the Business in the ordinary course of business, consistent with past practice, (b) preserve the present business operations, organization, and goodwill of the Business, maintain relationships with customers, suppliers, employees, and Governmental Authorities, (c) maintain the books, accounts and records of the Business in the ordinary course of business, and (d) maintain the material assets of the Business in their current condition, ordinary wear and tear excepted, in the ordinary course of business. Without limiting the generality of the foregoing and except as set forth on Schedule 8.2, without the prior written consent of the Buyer (not to be unreasonably withheld, conditioned or delayed), none of the Acquired Companies will:

8.2.1.    increase the compensation (including bonuses) payable on or after the date hereof to any director or executive officer of an Acquired Company, except for increases (i) in the ordinary course of business, consistent with past practice, (ii) provided for in any Contracts or Company Plans in effect on the date hereof, (iii) as required by applicable Legal Requirements or (iv) the award of Transaction Bonus Payments in an aggregate amount less than or equal to $15,000,000;

8.2.2.    enter into any material new, or amend in any material respect any existing, severance or change in control plan or provision or enter into any contract of employment involving annual base compensation in excess of $125,000, in each case other than the award of Transaction Bonus Payments in an aggregate amount less than or equal to $15,000,000; or enter into any indemnification agreement with any stockholder, director, officer, employee, individual consultant, or representative;

8.2.3.    issue, sell or otherwise dispose of any equity interests or grant any options or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its equity interests, except for repurchases made in connection with the termination of the employment of employees of the Acquired Companies;

8.2.4.    incur, assume or guarantee any Indebtedness, other than under credit facilities or notes in existence on the date hereof;

8.2.5.    make any material change in its methods, principles, or policies of accounting or accounting practices (including with respect to reserves);

8.2.6.    subject to Section 8.11, amend its Organizational Documents;

8.2.7.    incur any capital expenditure or commitment for capital expenditures in excess of $500,000, except (a) as would not exceed the aggregate amount of capital expenditures that the Company has budgeted for the applicable fiscal year or (b) as occurs in the ordinary course of business;

8.2.8.    acquire or dispose of any business or material investment or any material assets, except for (i) sales or dispositions of assets in the ordinary course of business, consistent with past practice or (ii) pursuant to existing Contracts or commitments;

8.2.9.    declare, issue, make or pay any dividend or other distribution of assets to the Shareholders, other than in cash;

8.2.10.    commences, settle or affirmatively waive any claim or right with a value in excess of $250,000 on an individual basis;

8.2.11.    adopt, amend or terminate any Company Plan, except as required by applicable Legal Requirements or the terms thereof or for the award of Transaction Bonus Payments in an aggregate amount less than or equal to $15,000,000;

8.2.12.    (a) change or revoke any material Tax election, (b) file any material Tax Returns of or relating to the Acquired Companies that have been prepared in a manner that is inconsistent with the past practices of the Acquired Companies, (c) file any material amended Tax Return, (d) settle or compromise any claim, investigation, audit, liability or controversy for or relating to Taxes, (e) agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of Taxes (for the avoidance of doubt, an ordinary course extension to file a Tax Return shall not be considered an extension or waiver for purposes of this provision), (f) enter into any closing agreement with respect to any material Tax or (g) surrender any right to claim a material Tax refund;

8.2.13.    enter into, materially amend or terminate any Material Contract or any Lease, or waive, release or assign any material rights or claims thereunder, except in the ordinary course of business;

8.2.14.    except as otherwise expressly permitted by this Section 8.2 (including Section 8.2.2 and 8.2.11), enter into any Contract or transaction with any of its officers, directors, or stockholders, or any of their respective Affiliates not fully-paid prior to or in connection with the Closing;

8.2.15.    sell, assign, transfer or grant to any Person any rights with respect to any Intellectual Property owned by the Acquired Companies, other than in the ordinary course of business;

8.2.16.    make any material change in the working capital practices from those in effect on the date of the Interim Financial Statements;

8.2.17.    except as expressly permitted by Section 8.2.3, merge, combine or consolidate with any Person or acquire any third party or its business, or invest in or make a capital contribution to or otherwise acquire the securities of another Person; or

8.2.18.    agree or commit to do any of the things referred to elsewhere in this Section 8.2.
Other than the right to consent or withhold consent with respect to the foregoing matters (which consent will not be unreasonably withheld, conditioned or delayed), nothing contained in this Agreement will give to Buyer, directly or indirectly, any right to control or direct the operation of the Acquired Companies prior to the Closing.
8.3.    Confidentiality.

8.3.1.    Confidentiality.

(a)The Confidentiality Agreement shall remain in effect until the Closing, at which point it shall terminate. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement will continue in full force and effect in accordance with its terms.

(b)Notwithstanding the termination of the Confidentiality Agreement at the Closing, for a period of five (5) years following the Closing Date, the Buyer shall, and shall cause its Affiliates and its and their respective Representatives to, keep confidential and not use or disclose documents and information concerning the Sellers or their respective Affiliates (other than the Acquired Companies) furnished to the Buyer or its Affiliates or its or their respective Representatives in connection with the Contemplated Transactions.

8.3.2.    Announcements. Any public announcements, reports, statements or press releases by any party hereto or any of its Affiliates regarding the Contemplated Transactions must be approved in advance (as to form, content, timing and manner of distribution) by each of the Buyer and the Sellers’ Representative; provided, however, that any party may make a filing to the extent required by applicable securities or other laws, provided further, however, that the party required to make such filing shall provide a copy to the other party, and afford such other party reasonable opportunity in advance of such filing to review and comment upon the form and substance of such filing.

8.4.    Preparation for Closing. Subject to the terms and conditions hereof, each of the Company and the Buyer agrees to use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Legal Requirements to consummate the Contemplated Transactions as promptly as practicable, including preparing and filing as promptly as practicable with the applicable Governmental Authorities all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents necessary to consummate the Contemplated Transactions. In furtherance (and not in limitation) of the foregoing:

8.4.1.    Antitrust Matters. Each of the Company and the Buyer agrees to file all appropriate notifications and filings pursuant to the HSR Act or any other applicable antitrust or competition laws with respect to the Contemplated Transactions in the most expeditious manner practicable, but in any event within three (3) Business Days after the date hereof and to supply promptly any additional information and documentary material that may be requested of such party by the relevant Governmental Authorities in connection with the HSR Act or any other applicable antitrust or competition laws. Each of the Company and the Buyer agrees to use reasonable best efforts to obtain early termination of the waiting period under the HSR Act and any other applicable antitrust or competition law, as applicable. Each of the Company and the Buyer agrees to use reasonable best efforts to avoid or eliminate as soon as possible each and every impediment under the HSR Act and any other applicable antitrust or competition laws that may be asserted by any United States or other governmental antitrust authority so as to enable the parties to expeditiously consummate the Contemplated Transactions, including committing to and/or effecting, by consent decree, hold separate order or otherwise, the sale or disposition of such assets, securities, facilities or other properties as are required to be divested in order to facilitate the expiration or termination of the HSR Act waiting period or otherwise obtain all applicable merger control clearances under the HSR Act or any other applicable antitrust or competition laws; provided, however, that, notwithstanding the foregoing, the Buyer shall not be required to, and the Sellers shall not be permitted to, take any such action which would materially and adversely affect the assets, revenues or financial condition of the combined home healthcare business of the Acquired Companies and the Buyer, taken as a whole. The Buyer shall pay the filing fees associated with the HSR filings and any other applicable antitrust or competition laws. Each of the Company and the Buyer agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any United States or other governmental antitrust authority in connection with the Contemplated Transactions unless it (i) consults with the other party in advance, if at all possible, and (ii) to the extent not prohibited by such governmental antitrust authority, gives the other party the opportunity to attend and participate. The Company and the Buyer will supply each other with copies of all correspondence, filings or communications with governmental antitrust authorities, with respect to the Contemplated Transactions; provided, however, that to the extent any of the documents or information are commercially or competitively sensitive, the Company or the Buyer, as the case may be, may satisfy its obligations by providing such documents or information to the other party’s outside antitrust counsel, with the understanding that such antitrust counsel shall not share such documents and information with its client.

8.4.2.    Buyer Transactions. Prior to the Closing or the earlier termination of this Agreement, Buyer will not enter into any transaction, or any contractual arrangement or other agreement, whether oral or written, to effect any transaction (including any merger or acquisition) that would reasonably be expected to prevent or materially delay: (a) obtaining the expiration or termination of the waiting period under the HSR Act, (b) avoiding the entry of, the commencement of litigation seeking the entry of, or effecting the dissolution of, any injunction, temporary restraining order or other order that would materially delay or prevent the consummation of the Contemplated Transactions or (c) obtaining all authorizations, consents, orders and approvals of Governmental Authorities necessary for the consummation of the Contemplated Transactions.

8.4.3.    Third Party Consents. Each of the Buyer and the Company shall reasonably cooperate with one another (a) in determining whether any actions, consents, approvals or waivers are required to be obtained from third parties to any Leases or Material Contracts, in connection with the consummation of the Contemplated Transactions and (b) in taking such actions, furnishing information required in connection therewith and seeking to obtain in a timely manner any such actions, consents, approvals or waivers; provided, that nothing in this Agreement shall obligate or be construed to obligate the Sellers or the Acquired Companies to make or cause to be made any material payment or material concession to any third party in order to obtain any such action, consent, approval or waiver under any Lease or Material Contract.

8.5.    Business Records. The Buyer acknowledges that the Sellers and/or the Sellers’ Representative (on behalf of one or more Sellers) may from time to time from and after the Closing require access to the Records, and agrees that upon reasonable prior notice, it will, and will ensure that the Acquired Companies will, during normal business hours, provide the Sellers, the Sellers’ Representative and their respective Representatives with either access to or copies of the Records. If the Company shall desire to dispose of any such Records prior to the seventh (7th) anniversary of the Closing Date, the Company shall, prior to any such disposition, notify the Sellers’ Representative and provide to the Sellers’ Representative (or, if applicable, its designee) and its Representatives a reasonable opportunity, at the Sellers’ Representative’s expense, to make copies of or remove such Records.

8.6.    Directors and Officers Indemnification and Insurance.

8.6.1.    The Buyer and the Acquired Companies agree that all rights to indemnification, advancement of expenses and exculpation from liability for or in connection with acts or omissions occurring at any time prior to or on the Closing Date, that now exist in favor of any Person who prior to or on the Closing Date is or was a current or former director, officer or employee of an Acquired Company, or who at the request of an Acquired Company served prior to or on the Closing Date as a director, officer, member, manager, employee, trustee or fiduciary of any other entity of any type (each a “D&O Indemnified Person”) provided in the Organizational Documents of an Acquired Company, or in any agreement between a D&O Indemnified Person and an Acquired Company set forth on Schedule 8.6.1 (an “Indemnity Agreement”) will survive the Closing and will continue in full force and effect for the six (6) year period following the Closing Date. In furtherance (and not in limitation of) the foregoing, for the six (6) year period following the Closing Date, the Buyer will cause the Acquired Companies to, and the Acquired Companies will (i) not amend, repeal or otherwise modify in any manner that would adversely affect the rights thereunder of any D&O Indemnified Person the provisions with respect to indemnification, advancement of expenses and exculpation from liability in the Organizational Documents of each of the Acquired Companies and (ii) continue in existence each Indemnity Agreement without termination, revocation, amendment or other modification that would adversely affect the rights thereunder of any D&O Indemnified Person.

8.6.2.    On or before the Closing Date, the Buyer will obtain for the Acquired Companies, and, for a six (6) year period following the Closing Date, the Buyer will cause the Acquired Companies to maintain in effect, with no lapse in coverage, one or more “tail” or “runoff” directors’ and officers’ liability and employment practices liability insurance policies covering actual or claimed acts or omissions of any D&O Indemnified Person occurring on or before the Closing Date, in each case on terms with respect to coverage, retentions, amounts and other material terms at least as favorable to such D&O Indemnified Persons as those of such policies in effect as of the date hereof.

8.6.3.    If any Acquired Company (or any of its successors or assigns) (a) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, or (b) transfers all or substantially all of its properties and assets to any other Person (including by dissolution, liquidation, assignment for the benefit of creditors or similar action), then, and in each such case, the Buyer will use its commercially reasonable efforts to cause proper provision to be made so that such other Person fully assumes the obligations set forth in this Section 8.6.

8.6.4.    In any Action involving a D&O Indemnified Person and one or more other D&O Indemnified Persons, a D&O Indemnified Person shall have the right and obligation to control such D&O Indemnified Person’s defense of the Proceeding, or at the sole election of the D&O Indemnified Person, to tender control of the defense to the Buyer; provided, however, that if all D&O Indemnified Persons do not tender control of the defense to the Buyer, such D&O Indemnified Persons shall reasonably cooperate with each other to retain a single law firm (and, if reasonable under the circumstances, one local law firm) to represent such D&O Indemnified Persons; provided, further, that, if the D&O Indemnified Persons are unable to agree on a single law firm within thirty (30) days of the filing of such Action, the Buyer (or its designee) shall have the right to select counsel reasonably acceptable to the D&O Indemnified Persons (which acceptance shall not be unreasonably withheld, conditioned, or delayed) for the defense of such Action; provided, however, that a D&O Indemnified Person shall be entitled to retain separate counsel (but not more than one law firm plus, if applicable, local counsel) at the Buyer’s expense if (i) a D&O Indemnified Person or such law firm reasonably concludes the use of such law firm to represent such D&O Indemnified Person and any other D&O Indemnified Persons would present such counsel with an actual or potential conflict of interest or other significant divergence of interest, (ii) a D&O Indemnified Person or such law firm reasonably concludes that there may be one or more legal defenses available to such D&O Indemnified Person that are different from or in addition to those available to the other D&O Indemnified Persons, or (iii) any such representation by such counsel would be precluded under the applicable standards of professional conduct then prevailing, it being understood and agreed by the parties that the fewest number of counsels necessary to avoid such conflicts of interest shall be used. In the event that defense of a matter is tendered to the Buyer, all D&O Indemnified Persons tendering such matter will cooperate in the defense of any such matter, and the Buyer shall not, without the prior written consent of such D&O Indemnified Persons, settle any Action in any manner that would: (A) impose any fine or other obligation on such D&O Indemnified Persons, including an admission of culpability on behalf of such D&O Indemnified Persons; or (B) not include a full release of such D&O Indemnified Persons from all liability in respect of such action, suit or proceeding, which release shall be in form and substance reasonably satisfactory to the D&O Indemnified Persons. In the event that any D&O Indemnified Person controls his or her own defense, the Buyer and the applicable Acquired Company shall not be liable for any settlement effected without such D&O Indemnified Person’s prior written consent, which consent shall not be unreasonably withheld, conditioned, or delayed; and provided, further, that the Buyer and the Acquired Companies shall not have any obligation hereunder to such D&O Indemnified Person to the extent that a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such D&O Indemnified Person in the manner contemplated hereby and pursuant to Section 8.6.1 hereof is prohibited by applicable Legal Requirements.

8.6.5.    The provisions of this Section 8.6 shall survive the Closing. This Section 8.6 shall be for the irrevocable benefit of, and shall be enforceable by, each D&O Indemnified Person and his or her respective heirs, executors, administrators, estates, successors and assigns, and each such Person shall be an express intended third party beneficiary of this Agreement for such purposes. Buyer shall pay, or shall cause the Acquired Companies to pay, as and when incurred by any Person referred to in the immediately preceding sentence, all fees, costs, charges and expenses incurred by such Person in enforcing such Person’s rights under this Section 8.6. Notwithstanding anything in this Agreement to the contrary, the obligations under this Section 8.6 shall not be terminated, revoked, modified or amended in any way so as to adversely affect any Person referred to in the second sentence of this Section 8.6.5 without the written consent of such Person. With respect to any right to indemnification or advancement for actual or claimed acts or omissions occurring prior to or on the Closing Date, each Acquired Company, as applicable, shall be the indemnitor of first resort, responsible for all such indemnification and advancement that any D&O Indemnified Person may otherwise have rights to from any direct or indirect shareholder or equity holder of any of the Acquired Companies (or any Affiliate of such shareholder or equity holder) and without right to seek subrogation, indemnity or contribution. Each of the Acquired Companies and the Buyer further agrees that no advance or prepayment by any party other than the Acquired Companies as the primary indemnitor on behalf of any D&O Indemnified Person with respect to any claim for which such D&O Indemnified Person has sought indemnification from any of the Acquired Companies shall affect the foregoing and that any such secondary indemnitor shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all the rights of recovery of the D&O Indemnified Person against the Acquired Companies and the Acquired Companies hereby irrevocably release any such secondary indemnitor from, and irrevocably waive and relinquish any right to assert against any such secondary indemnitor, any and all claims for contribution, subrogation or any other recovery of any kind in respect thereof. Each of the Acquired Companies, the Buyer and the D&O Indemnified Persons agree that the secondary indemnitors are express third party beneficiaries of this Section 8.6.5.

8.7.    Tax Matters.

8.7.1.    Transfer Taxes. The Buyer and the Company shall bear equally all Transfer Taxes. Each of the parties hereto shall prepare and file, and shall fully cooperate with each other with respect to the preparation and filing of any Tax Returns or other filings relating to Transfer Taxes as may be required.

8.7.2.    Pre-Closing Tax Period Taxes and Tax Returns.

(a)    Subject to Section 8.7.1, the Sellers’ Representative shall prepare, or cause to be prepared, in a manner consistent with past practice unless otherwise required by applicable Legal Requirements, all Tax Returns for the Acquired Companies that relate to (or include) any Pre-Closing Tax Period and that are due after the Closing Date. The Sellers’ Representative shall provide the Buyer with a copy of any such Tax Return (together with supporting workpapers) for the Buyer’s review no later than, in the case of Income Tax Returns, 150 days following the Closing Date and, in the case of other Tax Returns, as soon as is commercially practicable, accompanied by a statement calculating in reasonable detail the Sellers’ Representative’s payment obligation, if any, pursuant to Section 8.7.2(b). If for any reason the Buyer does not agree with any position taken on any such Tax Return, the Buyer shall notify the Sellers’ Representative of its disagreement within thirty (30) Business Days of (in the case of Income Tax Returns), and in the case of other Tax Returns promptly, receiving a copy of the Tax Return (together with supporting workpapers), and the disputed item shall be resolved in a manner mutually agreeable to the parties. In the case of Income Tax Returns, if not so resolved, then by an internationally recognized accounting firm of comparable stature reasonably acceptable to both the Buyer and the Sellers’ Representative that is independent of the Buyer and the Sellers’ Representative (the “Accounting Firm”) within a reasonable time, taking into account the deadline for filing such Tax Return. Upon resolution of all such items, the relevant Tax Return shall be adjusted to reflect such resolution and shall be binding upon the parties without further adjustment. The costs, fees and expenses of the Accounting Firm shall be borne by the parties in a manner similar to that provided in Section 2.5.4. In the event that a resolution cannot be reached prior to the last date for timely filing a Tax Return (giving effect to any valid extensions), the Buyer shall file such Tax Return as prepared by the Sellers’

Representative prior to such resolution, provided, however, that the Buyer shall be required to amend such Tax Return to reflect the position of the Accounting Firm, if different. The Buyer or the applicable Acquired Company shall file, or cause to be filed, all such Tax Returns.

(b)    Subject to Section 8.7.1, the Sellers’ Representative shall pay or cause to be paid (in each case, solely from the Escrow Funds) the Taxes shown as due on any Tax Return described in Section 8.7.2(a) to the extent such Taxes relate to (or include) any Pre-Closing Tax Period (determined in accordance with Section 8.7.4). Notwithstanding anything to the contrary in this Agreement (including this Section 8.7.2 or Section 9), the Sellers and the Sellers’ Representative shall have no liability under this Agreement (including via the Escrow Agreement) with respect to (and Buyer shall pay or cause to be paid) (x) any Taxes that were taken into account in the calculation of the Final Working Capital Amount or any other adjustment to the Purchase Price, (y) Taxes incurred by an Acquired Company, a Seller or any of their respective Affiliates as a result of actions outside the ordinary course taken after the Closing (including the incurrence of Indebtedness by an Acquired Company or Buyer or its Affiliates in connection with the Contemplated Transactions) or (z) Taxes for a Post-Closing Tax Period.

(c)The parties agree that all losses, deductions, credits and any other Tax benefits available on account of the payment or incurrence of the Transaction Expenses, the Transaction Bonus Payments, the payment of the Company Indebtedness, and the other transactions or payments contemplated by this Agreement shall be reported in Pre-Closing Tax Periods (and otherwise treated as attributable to Pre-Closing Tax Periods) to the extent permitted by applicable Legal Requirements. Success-based fees shall be reported in accordance with Rev. Proc. 2011-29.

8.7.3.    Amended Returns; Tax Elections. The Buyer shall not, and shall cause the Acquired Companies not to, (a) make any amendment of any Tax Returns of the Acquired Companies to the extent such Tax Return relates to any Pre-Closing Tax Period or to the extent such amendment would otherwise adversely affect the Sellers without the Sellers’ Representative’s prior written consent (which consent shall not be unreasonably withheld, condition, or delayed) or (b) make any election that has retroactive effect to any Pre-Closing Tax Period or that would otherwise adversely affect any Seller without such Seller’s prior written consent (which consent shall not be unreasonably withheld, condition, or delayed).

8.7.4.    Straddle Periods. In the case of any Straddle Period, the amount of any Taxes of the Acquired Companies not based upon or measured by income, activities, events, the level of any item, gain, receipts, proceeds, profits or similar items for the Pre-Closing Tax Period will be deemed to be the amount of such Taxes for the entire Tax period multiplied by a fraction, the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period. The amount of any other Taxes for a Straddle Period that relate to the Pre-Closing Tax Period will be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose the taxable period of any partnership will be deemed to end as of the close of business on the Closing Date); provided, however, that any item determined on an annual or periodic basis (such as deductions for depreciation or real estate Taxes) shall be apportioned on a daily basis.

8.7.5.    Tax Proceedings. Subject to Section 8.7.6, in the event of any audit, assessment, examination, claim or other controversy or proceeding relating to Taxes or Tax Returns of any Acquired Company (a “Tax Proceeding”) with respect to any Pre-Closing Tax Period, the Buyer shall inform the Sellers’ Representative of such Tax Proceeding as soon as possible but in any event within ten (10) Business Days after the receipt by the Buyer of notice thereof. The Buyer and the Sellers’ Representative shall jointly control such Tax Proceedings, each at their own expense, and the parties shall not settle or otherwise resolve such Tax Proceeding without the consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed); provided that the Buyer shall control a Tax Proceeding if and for so long as each of the following conditions is satisfied: (i) the Escrow Termination Date has passed; (ii) the Buyer is not seeking indemnification for any Tax claim that has survived the Escrow Termination Date; and (iii) the Buyer has paid all amounts due under Section 8.7.7 of this Agreement.

8.7.6.    Refunds and Credits. Any refunds (including, for the avoidance of doubt, overpayments of estimated Taxes) of or credits against Taxes (including any interest paid or credited with respect thereto) of, or with respect to, any Acquired Company that are attributable or allocable to any Pre-Closing Tax Period will be for the benefit of the Sellers, except to the extent any such refunds or credits are included as assets reflected in the Final Working Capital Amount or are attributable to a carry-back of net operating losses or other Tax attributes from a Post-Closing Tax Period. The Sellers’ Representative shall prepare, or cause to be prepared, all such claims for refunds or credits (a “Refund Claim”) and, in preparing each such Refund Claim, shall carry back, to the maximum extent permitted under applicable Tax law, all Transaction Tax Deductions to the Pre-Closing Tax Periods of the Acquired Companies. The Sellers’ Representative shall provide the Buyer with a copy of all such Refund Claims (together with supporting workpapers) for the Buyer’s review no later than 180 days following the Closing Date. The Refund Claims will reflect the Buyer’s reasonable comments. The Buyer will pay the amount of any such refunds (whether received as a refund or as a credit against or an offset of Taxes otherwise payable), net of all Taxes, or out-of-pocket costs, related to the receipt thereof, as directed by the Sellers’ Representative within ten (10) days of receipt, and the Company will pay through applicable payroll processes to the Optionholders (in each case based on the allocable portion set forth in the Allocation Schedule); provided that any employer-paid withholding Tax required to be paid in connection with such payments to Optionholders shall be deducted from the amount payable. The Buyer will, if the Sellers’ Representative so requests, cause the relevant entity to file each Refund Claim prepared by the Sellers’ Representative.

8.7.7.    Transaction Tax Benefits. Without duplication, as directed by the Sellers’ Representative, the Buyer will promptly forward to the Sellers’ Representative for distribution to the Sellers, and the Company will pay through applicable payroll processes to the Optionholders (in each case based on the allocable portion set forth on the Allocation Schedule), the amount of any Transaction Tax Benefit actually realized by the Buyer or any of its Affiliates (including the Acquired Companies); provided that any employer-paid withholding Tax required to be paid in connection with such payments to Optionholders shall be deducted from the amount payable. Notwithstanding anything to the contrary in this Section 8.7.7, but subject to Section 9.4, the Buyer may retain any Transaction Tax Benefit received after the Escrow Termination Date to the extent of any Loss related to a claim for unpaid Taxes of the Acquired Companies for any Pre-Closing Tax Period that would be indemnified under Section 9.2.1(a) without regard to the limitations on recovery in Section 9.2. For purposes of determining the year in which a Transaction Tax Benefit is actually realized by the Buyer, the parties shall treat all other losses, deductions, and credits of the Buyer for the applicable Post-Closing Tax Period as having been used prior to any Transaction Tax Deductions.

8.7.8.    No Code Section 338 Election. The Buyer shall not make, or permit to be made, any election under Section 338 of the Code or any similar provision of state, local, or non-U.S. Tax law with respect to the Contemplated Transactions.
8.7.9.    Cooperation and Tax Record Retention. The Buyer and the Sellers’ Representative shall cooperate fully as and to the extent reasonably requested by either party in connection with the preparation, execution and filing of Tax Returns and in connection with any Tax Proceeding. Such cooperation shall include access to records and information that are reasonably relevant to any such Tax Return or Tax Proceeding, making employees and outside consultants available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Buyer and the Sellers’ Representative each agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated by this Agreement). Each party shall fully cooperate with the other in connection with the preparation of any Tax Returns pursuant to this Section 8.7, in connection with any claim for a refund or credit (or Tax Proceeding) governed by Section 8.7.6, and in connection with any Tax Proceeding jointly controlled pursuant to Section 8.7.5. Notwithstanding anything else contained in this Agreement to the contrary, the Buyer shall retain all books and records with respect to Tax matters pertinent to the Acquired Companies relating to any Pre-Closing Tax Period until the expiration of the statute of limitations (taking into account any extensions thereof) applicable to such taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority.

8.7.10.    FIRPTA. The Sellers’ Representative shall deliver to the Buyer an affidavit, in form and substance required under Section 1445(b)(3) of the Code with respect to the Company. If the Buyer does not receive such certification on or prior to the Closing Date, the Buyer shall be permitted to withhold from the Purchase Price any required withholding Tax under Section 1445 of the Code.

8.7.11.    FATCA. In the event that any Seller is a not a United States person within the meaning of Section 7701(a)(30) of the Code, the Sellers’ Representative shall deliver to the Buyer a properly executed Internal Revenue Service Form W- 8BEN, W-8BEN-E, or other applicable successor form, establishing such Seller’s exemption from withholding under Section 1471-1474 of the Code, Treasury Regulations promulgated thereunder, and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

8.8.    Notification. From the date hereof until the Closing Date, the Acquired Companies or the Sellers may disclose to the Buyer in writing (in the form of updated Disclosure Schedules) (the “Schedules Notice”) any development, fact or circumstance arising after the date hereof, and of which, prior to such date, none of the Acquired Companies and none of the Sellers had any knowledge, causing a breach of any of the representations and warranties contained in Sections 3 or 4 hereof. Such Schedules Notice shall amend and supplement the appropriate Disclosure Schedules delivered on the date hereof and attached hereto; provided that, if the absence of such disclosures would otherwise have resulted in the failure of the representations and warranties of the Sellers and the Company to be true and correct in all material respects as of the Closing Date (provided, that with respect to representations and warranties that are made as of a particular date, the absence of such disclosures would have resulted in the failure of such representations and warranties to be true and correct in all material respects only as of such date), then the Buyer will have the right to terminate this Agreement by providing written notice of such termination to the Company within ten (10) Business Days of Buyer’s receipt of such Schedules Notice, and notwithstanding anything to the contrary in this Agreement, such termination will be the Buyer’s sole and exclusive remedy relating to any matters properly set forth in such Schedules Notice. If the Buyer fails to provide written notice of such termination to the Company within ten (10) Business Days of its receipt of such Schedules Notice, then the Schedules Notice will be deemed to have amended the Disclosure Schedules, as applicable, to add such additional information, to have qualified the representations and warranties in Section 3 and Section 4, as applicable, and to have cured any misrepresentation or breach of any representation or warranty that might otherwise have existed hereunder by reason of the occurrence, or failure to occur, of the matter or matters set forth in the Schedules Notice.

8.9.    Further Assurances.

8.9.1.    Each of the Company, the Sellers’ Representative, on behalf of the Sellers, and the Buyer, upon the request of any of the others from time to time after the Closing, and at the expense of the requesting party but without further consideration, shall sign such documents and take such actions as may be necessary or otherwise reasonably requested to effect, or make more fully effective, the consummation of the Contemplated Transactions.

8.9.2.    Prior to the Closing, the Sellers and the Company shall, and shall cause the Subsidiaries of the Company to, use commercially reasonable efforts to provide such cooperation as may be reasonably requested by the Buyer in connection with the arrangement of its financing of the Contemplated Transactions pursuant to the Buyer’s existing credit facility, including: (i) upon reasonable prior notice, making senior management of the Company available to (1) participate in, and reasonably assist the Buyer in the Buyer’s preparation of materials for, and meetings with the administrative agent of the Buyer’s existing credit facility and any of the Buyer’s other financing sources at reasonable times in a reasonable number of meetings and (2)  reasonably assist the Buyer in the Buyer’s preparation of materials for meetings with rating agencies; (ii) requesting that the independent accountant of the Company be available to such financing sources to answer questions; (iii) providing the Buyer with such information as such financing sources may reasonably request of the Buyer; (iv) providing customary assistance to the Buyer in the Buyer’s preparation or filing of any security or collateral documents necessary in connection with the Buyer’s financing of the Contemplated Transactions; and (v) requesting releases of Liens and pay-off letters in accordance with the terms hereof; provided, however, that with respect to clauses (i) through (v) above, (A) prior to the Closing, the Sellers, the Company and its Subsidiaries will not be required to authorize or execute or become bound by any agreement that is effective earlier than the Closing Date, (B) nothing in this Section 8.9.2 shall require cooperation to the extent that it would (x) cause any condition to Closing set forth in Section 6 to not be satisfied or otherwise cause any breach of this Agreement, (y)  reasonably be expected to conflict with or violate the any of Company’s or its Subsidiaries’ Organizational Documents or any Legal Requirement, or result in the material contravention of, or result in a material violation or breach of, or default under, any material contract, or result in loss of attorney-client privilege or attorney work product protection, (C) the Buyer shall indemnify, defend and hold harmless the Company and its Subsidiaries, and their respective pre-Closing directors, officers, employees and Representatives, from and against any liability or obligation to providers of the financing for the Contemplated Transactions in connection with any such financing and any information provided in connection therewith.  Neither the Company and its Subsidiaries nor the Seller shall have any liability to the Buyer in respect of any financial information or data or other information provided pursuant to this Section 8.9.2.  If this Agreement is terminated for any reason, the Buyer shall reimburse the Company for all reasonable out-of-pocket costs incurred by the Company and its Subsidiaries in connection with this Section 8.9.2.

8.10.    Settlement of Litigation. The Company shall use commercially reasonable efforts to settle (or cause to be settled), as promptly as reasonably practicable, to the reasonable satisfaction of the Buyer, all claims relating to Encompass Medical Group, P.A. v. Advanced Homecare Holdings, Inc. (No. 14-2447) filed in the U.S. District Court for the District of Kansas.

8.11.    Amendments to Certain Organizational Documents. Prior to the Closing, the Company shall have amended (or caused to be amended), in a manner reasonably satisfactory to the Buyer, the partnership agreements listed on Schedule 3.2.

9.	Indemnification

9.1.    Survival. The parties, intending to modify any applicable statute of limitations, agree that (a) each of (i) the Seller Fundamental Representations and the representations and warranties of the Company set forth in Sections 3.7 (Taxes), 3.12 (Healthcare Matters) and Section 3.18.2 (Labor Matters) (collectively with the Seller Fundamental Representations, the “Specified Representations”), (ii) the Buyer Fundamental Representations, and (iii) the covenants and agreements of the parties set forth in Section 8.3.2 and the covenants and agreements of the parties hereto to the extent they, by their terms, contemplate or provide for performance prior to the Closing, shall survive the Closing until the fifteen (15) month anniversary of the Closing Date (the “Escrow Termination Date”), (b) all other representations and warranties contained in this Agreement, or in any certificate delivered pursuant hereto or in connection herewith, shall terminate effective as of the Closing and shall not survive the Closing for any purpose and thereafter there shall be no liability on the part of, nor shall any claim be made by, any party or any of their respective Affiliates in respect thereof (and no indemnification claims may be brought under such representations and warranties at any time), and (c) all other covenants and agreements of the parties contained in this Agreement, or in any certificate delivered pursuant hereto or in connection herewith, shall survive the Closing in accordance with their terms. No claim may be made seeking indemnification for breaches of any Specified Representations, covenants or agreements pursuant to this Section 9 after the Escrow Termination Date unless a written notice of such claim is provided to the applicable Indemnifying Party in accordance with this Section 9 prior to the Escrow Termination Date. Each claim made by a Buyer Indemnified Party or Seller Indemnified Party for indemnification pursuant to Sections 9.2 or 9.3 prior to the Escrow Termination Date, if then unresolved, will survive the Escrow Termination Date until such claim is resolved. Notwithstanding anything herein to the contrary, (i) all claims for indemnification pursuant to Section 9.2.1(a) by any Buyer Indemnified Party will immediately terminate and expire at such time as all Escrow Funds have been distributed or released in accordance with the terms of the Escrow Agreement and this Agreement and (ii) nothing contained in this Section 9 shall restrict or prohibit any Buyer Indemnified Party from making, pursuing or collecting on any claim under any representation and warranty insurance policy obtained by the Buyer in connection with this Agreement and the Contemplated Transactions.

9.2.    Indemnity by the Sellers.

9.2.1.    (a) From and after the Closing, subject to Section 8.7 and the provisions of this Section 9, each Seller, severally, but not jointly or jointly and severally, in accordance with its Pro Rata Portion (and no individual Seller shall be responsible for more than its Pro Rata Portion), shall indemnify the Buyer and each of its Affiliates (including the Acquired Companies) and each of their respective successors and assigns (collectively, the “Buyer Indemnified Parties”) and hold them harmless from and against any and all Losses imposed on or suffered or incurred by the Buyer Indemnified Parties (i) to the extent resulting from or arising out of or in connection with any breach of any of the Specified Representations (other than any breaches by a Material Holder of the representations and warranties set forth in Sections 4.2 and 4.3, which are subject to Section 9.2.1(b) below) or the failure to perform any covenant or agreement of the Sellers in this Agreement or any covenant or agreement in this Agreement that is required by its terms to be performed by the Company prior to the Closing; and (ii)

for unpaid Taxes of the Acquired Companies for any Pre-Closing Tax Period, except to the extent otherwise provided in Section 8.7.2(b) and in any case without duplication of amounts paid to the Buyer pursuant to Section 8.7.

(b) From and after the Closing, subject to the provisions of this Section 9, each Material Holder shall indemnify the Buyer Indemnified Parties and hold them harmless from and against any and all Losses imposed on or suffered or incurred by the Buyer Indemnified Parties to the extent resulting from or arising out of or in connection with any breach by such Material Holder of any of the representations and warranties set forth in Sections 4.2 and 4.3. For the avoidance of doubt, no Material Holder shall be liable under this Section 9.2.1(b) for any breach by any other Material Holder of any of the representations and warranties set forth in Sections 4.2 and 4.3.
9.2.2.    The Sellers’ aggregate liability in respect of claims for indemnification pursuant to Section 9.2.1(a) will not exceed the Escrow Amount, it being understood and agreed that the Buyer Indemnified Parties shall have recourse for indemnification under this Section 9 solely and exclusively to, and to the extent of, the Escrow Funds in accordance with this Section 9 for claims for indemnification pursuant to Section 9.2.1(a). In no event shall any Material Holder’s aggregate liability pursuant to this Section 9 exceed the amount of Purchase Price actually received by such Material Holder.

9.2.3.    Except as relates to indemnification for (x) claims under the Seller Fundamental Representations, Section 3.7 or Section 3.20, (y) claims under Section 9.2.1 (a)(ii), or (z) breach of any covenant or agreement to be performed prior to the Closing Date, the Buyer Indemnified Parties will not be entitled to indemnification under this Section 9 for indemnification pursuant to Section 9.2.1(a) unless and until (a) with respect to any individual item, or series of related items, of Loss, such item is greater than $50,000 (any individual items, or series of related items, of Loss that are less than or equal to $50,000, shall be “Minor Claims”) and (b) the aggregate Losses for which indemnification would otherwise be available under Section 9.2.1(a) (excluding Minor Claims) exceed $3,000,000 (the “Deductible”), at which point indemnification shall be available to the Buyer Indemnified Parties under Section 9.2.1(a) only for those Losses in excess of the Deductible. For the avoidance of doubt, the parties hereto agree that the limitations in this Section 9.2.3 shall not apply with respect to claims for indemnification pursuant to Section 9.2.1(b) or the matters described in clauses (x), (y), and (z) of this Section 9.2.3.

The applicable Buyer Indemnified Party will provide the Sellers’ Representative with a prompt, detailed written notice for any claim made in respect of the indemnification provided in this Section 9.2 (including the basis of such claim, the provisions of this Agreement alleged to have been breached and the amount of Losses incurred or suffered, or expected to be incurred or suffered, with respect thereto), whether or not arising out of a Third Party Claim.
9.3.    Indemnity by the Buyer. From and after the Closing, subject to the provisions of this Section 9, the Buyer shall indemnify the Sellers’ Representative, each Seller and each of their respective Affiliates and each of the respective successors and assigns of the foregoing (collectively, the “Seller Indemnified Parties”) and hold them harmless from and against any and all Losses imposed on or suffered or incurred by the Seller Indemnified Parties (a) to the extent resulting from, arising out of or in connection with any breach of the Buyer Fundamental Representations or failure to perform any covenant or agreement of the Buyer in this Agreement or any covenant or agreement to be performed by the Acquired Companies following the Closing, or (b) with respect to Transfer Taxes or any Taxes described in clause (x), (y), or (z) of Section 8.7.2(b).

The applicable Seller Indemnified Party or the Sellers’ Representative will provide the Buyer with a prompt, detailed written notice for any claim made in respect of the indemnification provided in this Section 9.3 (including the basis of such claim, the provisions of this Agreement alleged to have been breached and the amount of Losses incurred or suffered, or expected to be incurred or suffered, with respect thereto), whether or not arising out of a Third Party Claim.
9.4.    Calculation of Losses; Materiality.

9.4.1.    For purposes of determining the amount of any Losses subject to indemnification under this Section 9, the amount of such Losses will be determined net of (a) any amounts taken into account as liabilities in the calculation of the Final Working Capital Amount or any other adjustments to the Purchase Price set forth in Section 2.5, (b) all liabilities reflected in the Financial Statements, (c) the sum of any amounts recovered under insurance policies or other amounts recovered from third parties with respect to such Losses (net of any actual out-of-pocket expenses incurred in collecting such amounts) (“Insurance Proceeds”) and (d) any Tax benefit actually received by the Indemnified Party (or any consolidated, combined or unitary group of which the Indemnified Party is also a member, or any direct or indirect partner or member of the Indemnified Party) in the year of or within the two years subsequent to the year of the Loss, attributable to the incurrence, accrual, or payment of such Losses. For purposes of determining the year in which any such Tax benefit is actually realized by the Buyer, the parties shall treat all other losses, deductions, and credits of the Buyer for the applicable Post-Closing Tax Period as having been used prior to the Loss giving rise to such Tax benefit. In the event that any Insurance Proceeds or such Tax Benefits are received by an Indemnified Party after payment for the related indemnification claim has been made pursuant to this Section 9, then the Indemnified Party shall pay to the Sellers’ Representative (for further distribution to the Sellers) or the Buyer, as the case may be, an amount equal to the amount of the Tax benefits or the reduction in Losses that would have been applied pursuant to the first sentence of this Section 9.4 had such Insurance Proceeds been received at the time such indemnification claim was made; provided that any payments in respect of Options shall be paid to the Company for further distribution to the Optionholders, net of the amount, if any, required to be withheld under applicable Tax laws with respect to such payment, including any employer contribution with respect thereto.  Each Indemnified Party shall use commercially reasonable efforts to seek recovery from third parties who may be responsible, in whole or in part, for Losses suffered by such Indemnified Party and to make claims under insurance policies providing coverage with respect to Losses suffered by such Indemnified Party.

9.4.2.    Except in the case of (a) the Materiality Qualifiers contained within any defined term that is defined or referenced in Section 1.2 of this Agreement, and (b) the representations and warranties set forth in Section 3.5 (Financial Statements, Etc.) and clause (c) of Section 3.6 (Ordinary Course of Business; No Material Adverse Effect), the parties hereby acknowledge and agree that for purposes of this Section 9, Materiality Qualifiers shall be ignored in determining (i) whether a breach of a representation or warranty has occurred and (ii) the amount of the applicable Losses arising from any such breach.

9.5.    Matters Involving Third Parties.

9.5.1.    If any third party notifies any Indemnified Party with respect to any matter that may give rise to a claim for indemnification against any Indemnifying Party under this Section 9 (a “Third Party Claim”), then the Indemnified Party will promptly notify in writing the Indemnifying Party of such Third Party Claim (such notification, a “Claim Notice”) describing in reasonable detail the basis for such Third Party Claim (including identification of the provisions of this Agreement alleged to have been breached and the amount of Losses incurred or suffered, or expected to be incurred or suffered, with respect thereto) and enclosing copies of any documents then available to the Indemnified Party relating to such Third Party Claim and thereafter provide the Indemnifying Party such documents and information with respect thereto that the Indemnifying Party may reasonably request; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party will relieve the Indemnifying Party from any indemnification obligation hereunder unless and to the extent that the Indemnifying Party is prejudiced thereby. Thereafter, the Indemnified Party will promptly deliver to the Indemnifying Party following receipt thereof, copies of all notices, demands and other documents (including court papers) received by the Indemnified Party relating to the Third Party Claim. This Section 9.5 shall not apply to the conduct of any Tax Proceedings, which shall be exclusively governed by Section 8.7.

9.5.2.    The Indemnifying Party will have the right to control the defense of the Third Party Claim with counsel of its choice; provided, however, that the Indemnifying Party shall have no right to assume the conduct or control of a Third-Party Claim (i) if the amount of Losses alleged in such Third Party Claim are reasonably expected to exceed two times the remaining Escrow Funds that are not then subject to the reasonably expected Losses alleged in other pending indemnification claims made in accordance with this Section 9; (ii) that seeks injunctive relief, equitable remedies or other non-monetary remedies; (iii) that includes criminal charges; or (iv) with respect to which the Indemnifying Party is also a defendant and, under applicable principles of legal ethics, in the judgment of counsel to the Indemnified Party, a conflict of interest exists or arises that would prohibit a single counsel from representing both the Indemnifying Party and the Indemnified Party in connection with the defense of such Third Party Claim. Within six (6) months of any election by the Indemnifying Party to assume the conduct or control of a Third Party Claim, such Indemnifying Party shall notify the Indemnified Party whether such Indemnifying Party acknowledges that such Third Party Claim is within the scope of such Indemnifying Party’s indemnification obligations hereunder. In the event that the Indemnifying Party fails to acknowledge such indemnification obligations within such six (6) month period, the Indemnified Party shall have the right to elect to takeover and assume the conduct and control of such Third Party Claim from the Indemnifying Party, subject to Section 9.5.3 below. If the Indemnified Party fails to provide written notice to the Indemnifying Party in accordance with the terms of this Agreement that it so elects to take over and assume the conduct and control of such Third Party Claim within 15 Business Days following the end of such six (6) month period, then the Indemnified Party will be deemed to have waived such right to elect and the Indemnifying Party shall have the right to control the defense of such Third Party Claim.

9.5.3.    If the Indemnifying Party is conducting the defense of the Third Party Claim, (a) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim (but not of record, and shall not communicate with the Person asserting the Third Party Claim or its Representatives), (b) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim, nor take any voluntary action prejudicial to the determination of the Third Party Claim, without the prior written consent of the Indemnifying Party and (c) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim unless (i) written agreement is obtained releasing the Indemnified Party subject to the Third Party Claim from all liability thereunder, (ii) it involves only the payment of money and (iii) the judgment or settlement does not involve any finding or admission of a violation of any Legal Requirement by the Indemnified Party. If the Indemnifying Party is not conducting the defense of the Third Party Claim, the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to such Third Party

Claim without the prior written consent of the Indemnifying Party (such consent not to be unreasonably withheld, conditioned, or delayed).

9.5.4.    Each party will, and will cause their respective Affiliates to, reasonably cooperate in the defense or prosecution of any Third Party Claim and, subject to Section 11.16, will furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

9.6.    Mitigation. Each Indemnified Party agrees to use its commercially reasonable efforts to mitigate any loss for which such Indemnified Party seeks indemnification under this Agreement, to the extent consistent with the common law doctrine of mitigation. The Buyer acknowledges and agrees that the Sellers will have no liability under any provision of this Agreement for any Loss to the extent that such Loss relates to action or inaction by Buyer, any of the Acquired Companies or any of their respective Affiliates after the Closing.

9.7.    Tax Treatment. The Buyer and the Sellers will treat any payment received pursuant to Section 2.4, Section 2.5.5, Section 8.7, this Section 9, or any release from the Escrow Account as a payment of, or an adjustment to, the purchase price for the Sold Shares for Tax and financial reporting purposes.

9.8.    Acknowledgement by the Buyer.

9.8.1.    The Buyer acknowledges that it has conducted, to its satisfaction, an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Acquired Companies and, in making its determination to proceed with the Contemplated Transactions, the Buyer has relied on the results of its own independent investigation and verification, in addition to the representations and warranties of the Company and the Sellers expressly and specifically set forth in Sections 3 and 4 of this Agreement. SUCH REPRESENTATIONS AND WARRANTIES BY THE COMPANY AND THE SELLERS CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SELLERS, AS APPLICABLE, TO THE BUYER IN CONNECTION WITH THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS, WHETHER IN WRITING, ORALLY OR OTHERWISE, AND THE BUYER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED (INCLUDING ANY RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS OR LIABILITIES OF THE ACQUIRED COMPANIES OR THE ACCURACY AND COMPLETENESS OF ANY INFORMATION SUPPLIED RELATING TO THE ACQUIRED COMPANIES) ARE SPECIFICALLY DISCLAIMED BY THE COMPANY AND THE SELLERS AND ARE NOT BEING RELIED UPON BY THE BUYER OR ANY OF ITS REPRESENTATIVES OR AFFILIATES.

9.8.2.    The Buyer understands, acknowledges and agrees that, except for claims of intentional fraud based upon, subject to Section 9.8.1, the representations and warranties made by the Company and the Sellers, respectively (which claims shall, notwithstanding any provisions of this Agreement or the Escrow Agreement, be asserted solely against the individual Seller that committed such intentional fraud), following the Closing, the indemnification provided to Buyer Indemnified Parties pursuant to, and subject to the terms and conditions of, this Section 9 shall be the sole and exclusive monetary remedy of the Buyer Indemnified Parties against the Sellers or any of their respective officers, directors, equity holders, agents, representatives or Affiliates or any other Person, whether in law or in equity, with respect to the subject matter of this Agreement and that the Buyer Indemnified Parties shall have no other monetary remedy or recourse with respect to any of the foregoing other than indemnification pursuant to, and subject to the terms and conditions of, Section 9.

9.9.    Manner of Payment; Seller Reimbursement.

9.9.1.    Payment of any indemnification obligations of the Sellers pursuant to Section 9.2.1(a), subject in each case to the limitations in this Section 9, will be made solely from the Escrow Funds. Payment of any indemnification obligations pursuant to Section 9.2.1(b) shall be made by the applicable Material Holder. Any indemnification payment to be made by the Buyer or any Material Holder for amounts in excess of the Escrow Funds pursuant to this Section 9 will be effected by wire transfer of immediately available funds from the Buyer or such Material Holder, as applicable, to the account designated by the Sellers’ Representative (in the case of a payment to be made to a Seller) or by the Buyer, as applicable, within five (5) Business Days after such Losses have been determined by (a) a final, non-appealable order or judgment of a court of competent jurisdiction or (b) a written, executed agreement between the Buyer and the Sellers’ Representative (provided that any payments in respect of Options shall be paid to the Company for further distribution to the Optionholders, net of the amount, if any, required to be withheld under applicable Tax laws with respect to such payment).

9.9.2.    Each Seller agrees that if, pursuant to this Section 9, a payment is actually made from the Escrow Account to any Buyer Indemnified Party to satisfy the indemnification obligations of the Sellers for an individual Seller’s breach of any of the Specified Representations in Section 4 (any such payment, an “Individual Seller Payment”), such breaching Seller shall, within five (5) Business Days of the date such Individual Seller Payment is actually made, pay to the Sellers’ Representative an amount, in cash, equal to (a) the amount of the applicable Individual Seller Payment, minus (b) the breaching Seller’s Pro Rata Portion of the applicable Individual Seller Payment. The Sellers’ Representative shall, within five (5) Business Days of receiving any payment pursuant to the first sentence of this Section 9.9.2, pay to each Seller, other than the applicable breaching Seller, an amount, in cash, equal to such other Seller’s Pro Rata Portion of the Individual Seller Payment (provided that any payments in respect of Options shall be paid to the Company for further distribution to the Optionholders, net of the amount, if any, required to be withheld under applicable Tax laws with respect to such payment). Any payment which any Seller is entitled to receive under this Agreement may be reduced by any amount owed by such Seller to any of the other Sellers pursuant to this Section 9.9.2, and such owed amount shall instead be paid by the Sellers’ Representative to the applicable other Sellers in accordance with each such other Seller’s Pro Rata Portion of such owed amount (provided that any payments in respect of Options shall be paid to the Company for further distribution to the Optionholders, net of the amount, if any, required to be withheld under applicable Tax laws with respect to such payment).

9.10.    Subrogation. Upon making any payment to any Indemnified Party for any indemnification claim pursuant to this Section 9, the Indemnifying Party will be subrogated, to the extent of such payment, to any rights that the Indemnified Party may have against other Persons with respect to the subject matter of such claim for indemnification. The Indemnified Party shall take such commercially reasonable actions as the Indemnifying Party may reasonably request for the purpose of enabling the Indemnifying Party to perfect or exercise the Indemnifying Party’s right of subrogation hereunder.

10.	Termination.

10.1.    Termination. The parties may not terminate this Agreement other than as follows:

10.1.1.    This Agreement may be terminated at any time prior to the Closing by mutual written consent of the Buyer and the Sellers’ Representative.

10.1.2.    The Buyer may terminate this Agreement by delivering written notice to the Sellers’ Representative at any time prior to the Closing in the event (a) any Seller or the Company is in material breach of any covenant, representation or warranty contained in this Agreement, (b) the Buyer has notified the Sellers’ Representative of the breach in writing, (c) such breach has resulted in, would result in, or would be reasonably be expected to result in, the failure of any condition set forth in Section 6.1 or 6.2 and (d) such breach is incapable of cure or has continued without cure for a period of ten (10) Business Days after delivery of such notice of breach; provided, however, that the Buyer shall not have the right to terminate this Agreement pursuant to this Section 10.1.2 if the Buyer is then in material breach of this Agreement or has otherwise breached the Agreement in a manner that caused or resulted in such Seller or Company breach.

10.1.3.    The Sellers’ Representative may terminate this Agreement by delivering written notice to the Buyer at any time prior to the Closing in the event (a) the Buyer is in material breach of any covenant, representation or warranty contained in this Agreement, (b) the Sellers’ Representative has notified the Buyer of the breach in writing, (c) such breach has resulted in, would result in, or would be reasonably be expected to result in, the failure of any condition set forth in Section 7.1 or 7.2 and (d) such breach is incapable of cure or has continued without cure for a period of ten (10) Business Days after delivery of such notice of breach; provided, however, that the Sellers’ Representative shall not have the right to terminate this Agreement pursuant to this Section 10.1.3 if any of the Sellers or the Company is then in material breach of this Agreement or has otherwise breached the Agreement in a manner that caused or resulted in such Buyer breach.

10.1.4.    The Buyer, on the one hand, or the Sellers’ Representative, on the other hand, may terminate this Agreement by providing written notice to the other at any time on or after March 31, 2015 (the “Expiration Date”), if the Closing shall not have occurred by the Expiration Date; provided that (a) the Buyer shall not have the right to terminate this Agreement pursuant to this Section 10.1.4 if the Company or the Sellers’ Representative is pursuing an action or proceeding seeking an injunction or specific performance with respect to the Buyer’s obligations hereunder; (b) the Sellers shall not have the right to terminate this Agreement pursuant to this Section 10.1.4 if the Buyer is pursuing an action or proceeding seeking an injunction or specific performance with respect to the Sellers’ obligations hereunder; and (c) neither party shall have the right to terminate this Agreement pursuant to this Section 10.1.4 if that party’s breach of any provision of the Agreement has caused or resulted in the failure of the Transaction to be consummated by the Expiration Date.

10.1.5.    Either the Buyer, on the one hand, or the Sellers’ Representative, on the other hand, may terminate this Agreement by delivering written notice to the other if any Governmental Authority issues an order, decree, judgment, ruling or injunction permanently enjoining, restraining or otherwise prohibiting the Contemplated Transactions and such order, decree, judgment, ruling or injunction shall have become final and non-appealable; provided that the Person seeking to terminate pursuant to this Section 10.1.5 (or, in the case where the Sellers’ Representative is seeking to terminate, the Company) has fully complied with its obligations under Section 8.4.

10.1.6.    The Sellers’ Representative may terminate this Agreement by delivering written notice to the Buyer at any time prior to the Closing in the event that the conditions set forth in Section 6 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing), the Sellers’ Representative has confirmed that the Sellers and the Company are prepared to consummate the Closing, and the Buyer fails to complete the Closing on the date the Closing should have occurred pursuant to Section 2.3 (a “Buyer Failure to Close”), so long as such Buyer Failure to Close is incapable of cure or has continued without cure for a period of five (5) Business Days after delivery to the Buyer of written notice of the Buyer Failure to Close.

Notwithstanding anything to the contrary in this Agreement, the Buyer may not terminate this Agreement following any Buyer Failure to Close. The party seeking to terminate this Agreement pursuant to Sections 10.1.2, 10.1.3, 10.1.4, 10.1.5, or 10.1.6 will give written notice of such termination to the other parties.
10.2.    Effect of Termination. If this Agreement is terminated pursuant to Section 10.1, all rights and obligations of the parties hereunder will terminate without any liability of any party or any Affiliate thereof; provided, however, that (a) the rights and obligations of the parties under Section 8.3 (Confidentiality), Section 9.8 (Acknowledgement by the Buyer), this Section 10.2 (Effect of Termination), Section 1 (Definitions) and Section 11 (Miscellaneous), and the Confidentiality Agreement, will, in each case, survive termination of this Agreement and remain valid and binding obligations of the parties, and (b) nothing herein will relieve any party to this Agreement from liability (i) pursuant to the sections specified in this Section 10.2 that survive such termination, (ii) subject to Section 9.8, for intentional fraud or (iii) for any material breach of any covenant or agreement contained herein occurring prior to termination.

11.	Miscellaneous.

11.1.    Notices. All notices, requests, demands, claims and other communications required or permitted hereunder will be in writing and will be sent by personal delivery, nationally recognized overnight courier or facsimile or, provided that one of the foregoing methods of delivery is also used, by e-mail (as a PDF). Any notice, request, demand, claim, or other communication required or permitted hereunder will be deemed duly given, as applicable, (a) upon personal delivery, (b) one (1) Business Day following the date sent when sent by courier delivery or (c) upon confirmation of receipt when sent by facsimile or e-mail (as a PDF), addressed as follows:

If to any Seller or, prior to the Closing, the Company, to the Sellers’ Representative, to:

EHHI Sellers’ Representative, LLC
c/o Cressey & Company LP
155 N. Wacker Drive
Suite 4500
Chicago, Illinois 60606

with copies (which will not constitute notice) to:
Ropes & Gray LLP
191 N. Wacker Drive, 32nd Floor
Chicago, IL 60606
Telephone number: (312) 845-1200
Facsimile number: (312) 845-5505
Email: neill.jakobe@ropesgray.com;
timothy.castelli@ropesgray.com
Attention: Neill Jakobe; Timothy Castelli

If to the Buyer, or, after the Closing, to the Company, to:

HealthSouth Corporation
3660 Grandview Parkway, Suite 200
Birmingham, Alabama 35243
Telephone number: (205) 967-7116
Facsimile number: (205) 262-3948
Attention: Douglas E. Coltharp
                 John P. Whittington

with a copy (which will not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
920 North King Street
Wilmington, Delaware 19801
Telephone number: (302) 651-3000
Facsimile number: (302) 434-3090
Attention: Robert B. Pincus

Any party may change the address to which notices, requests, demands, claims, and other communications required or permitted hereunder are to be delivered by providing to the other parties notice in the manner herein set forth.
11.2.    Provisions Concerning Sellers’ Representative.

11.2.1.    Appointment. Each Seller hereby irrevocably appoints the Sellers’ Representative to serve (and the Buyer hereby acknowledges that the Sellers’ Representative will serve) as the exclusive agent, proxy and attorney-in-fact for such Seller for all purposes under this Agreement and the Escrow Agreement (including full power and authority to act on behalf of such Seller).

11.2.2.    Duties. Without limiting the generality of the foregoing appointment, the Sellers’ Representative is authorized and empowered to:

(a)in connection with the Closing, execute and receive all documents, instruments, certificates, statements and agreements on behalf of and in the name of each Seller necessary or desirable to effectuate the Closing and consummate the Contemplated Transactions;

(b)enter into and, if appropriate in its sole discretion, amend the Escrow Agreement on behalf of the Sellers;

(c)execute and deliver, should it elect to do so in its sole discretion, on behalf of each Seller, any amendment to this Agreement so long as the express terms of such amendment do not adversely and disproportionately affect the rights or obligations of any Seller as compared to any other Sellers, and in the case of any such effect on a Seller or Sellers, the Seller or Sellers so adversely and disproportionately affected, must provide their prior written consent for any such action to be taken;

(d)take such action as it may deem appropriate in connection with any disputes with any Buyer Indemnified Party pursuant to this Agreement, the Escrow Agreement or any of the Contemplated Transactions;

(e)take such action as it may deem appropriate in connection with the defense, pursuit or settlement of any determinations relating to Cash on Hand and Working Capital in accordance with Section 2.5 and consent to the disbursement by the Escrow Agent of payments from the Escrow Funds in connection therewith;

(f)engage and employ, on behalf of the Sellers, agents and representatives (including legal counsel and other professionals) and incur such expenses as the Sellers’ Representative may in its sole discretion determine necessary or appropriate in connection with the administration of the foregoing, at the expense of the Sellers;

(g)pay or cause to be paid all expenses incurred or to be incurred by or on behalf of the Sellers in connection with this Agreement or the Escrow Agreement, or establish such reserves as the Sellers’ Representative may from time to time determine, in its sole discretion, to be necessary or desirable in connection with the expenses and other costs to be borne by the Sellers hereunder, and direct the Buyer, or the Escrow Agent, as the case may be, to make payment of such amounts to be applied to such reserves in lieu of the payment to the Sellers hereunder;

(h)accept, deliver and receive instructions and notices required or permitted under this Agreement and the Escrow Agreement;

(i)take all other actions to be taken by or on behalf of any Seller and exercise any and all rights that any Seller is permitted or required to do or exercise under this Agreement; and

(j)take all other actions that are either necessary or appropriate in its judgment for the accomplishment of the foregoing or contemplated by the terms of this Agreement or the Escrow Agreement.

The Sellers’ Representative will have no duties or responsibilities except for those expressly set forth herein, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on behalf of any Seller will exist with respect to the Sellers’ Representative in its capacity as such.
11.2.3.    Actions Binding. The agencies and proxies created hereunder by the Sellers are coupled with an interest and are therefore irrevocable without the consent of the Sellers’ Representative, and will survive the death, incapacity, bankruptcy, dissolution or liquidation of any Seller. All decisions and acts by the Sellers’ Representative will be binding upon the Sellers and no Seller will have the right to object, dissent, protest or otherwise contest the same. Without limiting the generality of the foregoing, any notice delivered or payment made by the Buyer or the Escrow Agent to the Sellers’ Representative will be treated as having been delivered or made, as the case may be, to each Seller entitled thereto, regardless of the actions taken or not taken by the Sellers’ Representative following receipt of such notice or payment.

11.2.4.    Reliance. The Sellers’ Representative is authorized to act on behalf of the Sellers in accordance with the terms of this Section 11.2, notwithstanding any dispute or disagreement with or among the Sellers. The Buyer and any other third party will be entitled to rely on any and all actions taken by the Sellers’ Representative without any liability to, or obligation to inquire of, any of the Sellers. The Buyer and any such other third party is and will be fully protected and indemnified by the Sellers in acting or refraining from acting upon and relying upon any notice, instruction, direction, request, waiver, consent, receipt or other paper or document in writing that the Buyer or such other third party in good faith reasonably believes has been signed by the Sellers’ Representative.

11.2.5.    Liability of Sellers’ Representative and Buyer Indemnified Parties; Indemnification.

(a)    Neither the Sellers’ Representative, any Buyer Indemnified Party, nor any of their respective Representatives will be liable to any Seller, or any other Person, relating to the performance of the Sellers’ Representative’s duties and obligations under this Agreement or the Escrow Agreement for any errors in judgment, negligence, oversight, breach of duty or otherwise, except to the extent it is determined in a final and non-appealable order or judgment by a court of competent jurisdiction by clear and convincing evidence that the actions taken or not taken by the Sellers’ Representative constituted knowing, willful and intentional misconduct. The Sellers’ Representative and its Representatives will be indemnified and held harmless by the Sellers, severally, but not jointly or jointly and severally, each in accordance with its respective Pro Rata Portion, from and against any and all losses, expenses and all other damages paid or otherwise incurred in any action, suit, proceeding or claim to which the Sellers’ Representative is made a party by reason of the fact that the Sellers’ Representative was acting as such pursuant to this Agreement or the Escrow Agreement; provided, however, that the Sellers’ Representative will not be entitled to indemnification hereunder to the extent it is determined in a final and non-appealable order or judgment by a court of competent jurisdiction by clear and convincing evidence that the actions taken or not taken by or on behalf of the Sellers’ Representative constituted knowing, willful and intentional misconduct. The Sellers’ Representative will be fully protected in acting upon any notice, statement or certificate believed by the Sellers’ Representative to be genuine and to have been furnished by the appropriate Person and in acting or refusing to act on any matter unless such action constitutes knowing, willful and intentional misconduct as determined in a final non-appealable order or judgment by a court of competent jurisdiction by clear and convincing evidence.

(b)    The Sellers’ Representative is serving in that capacity solely for purposes of administrative convenience, and is not liable in such capacity or any other capacity for any of the obligations of the Acquired Companies or the Sellers hereunder; and the Buyer agrees, on behalf of the Buyer Indemnified Parties that none of them will in any event look to the personal assets of the Sellers’ Representative, acting in such capacity or any other capacity, for the satisfaction of any obligations to be performed by the Acquired Companies or the Sellers hereunder.

(c)    From and after the Closing, no Buyer Indemnified Party shall have any liability to the Sellers’ Representative or any Seller for (i) the calculation of the Allocation Schedule or (ii) any amounts that have been paid to the Sellers in accordance with the terms of the Allocation Schedule and this Agreement.

(d)    The shares of Class C Common Stock do not vest as a result of the Contemplated Transactions, and each holder of shares of Class C Common Stock acknowledges and agrees that such shares of Class C Common Stock shall be cancelled at the Closing and that such holder is not entitled to any portion of the Purchase Price with respect to such shares of Class C Common Stock.

11.2    Sellers’ Representative Reserve. The Sellers’ Representative will have the right to recover, at its sole discretion, from the Sellers’ Representative Reserve and the Escrow Funds (but, in the case of the Escrow Funds, only out of any funds remaining for disbursement to the Sellers from the Escrow Account after the Escrow Termination Date pursuant to terms and conditions of the Escrow Agreement), prior to any distribution to the Sellers, (i) the Sellers’ Representative’s reasonable out-of-pocket expenses (including fees and charges of counsel, accountants and other Representatives) incurred in serving in that capacity and (ii) any amounts to which it is entitled pursuant to the indemnification provision in Section 11.2.5(a) (each item in clauses (i) and (ii) of this Section 11.2.6 referred to as a “Charge”, and collectively the “Charges”). In the event the amount of the Escrow Funds (to the extent available therefor) and the Sellers’ Representative Reserve available to satisfy Charges (the “Remaining Escrow Property”) is insufficient to satisfy all Charges, then the Sellers shall, severally, but not jointly or jointly and severally, each in accordance with its Pro Rata Portion, pay the Charges in excess of the Remaining Escrow Property. The Sellers’ Representative shall hold the Sellers’ Representative Reserve on behalf of the Sellers as an agent of the Sellers. At such time and from time to time that the Sellers’ Representative determines in its good faith discretion that a portion of the Sellers’ Representative Reserve will not be required for the payment of such Charges, the Sellers’ Representative shall distribute to the Sellers, in accordance with the Allocation Schedule, such applicable amounts from the Sellers’ Representative Reserve (less any amounts required to be withheld pursuant to applicable federal, state and local withholding Laws).

11.2.7.    Successor Sellers’ Representative. Sellers representing a majority or more of the Securities, as measured by the Pro Rata Portion of the Sellers following the Closing, will be entitled, at any time or from time to time, upon ten (10) Business Days prior written notice to the Buyer, to appoint a successor Sellers’ Representative hereunder; provided, however, that the appointment of such a successor will not deprive the Sellers’ Representative so succeeded of any of the benefits of this Section 11.

11.3.    Expenses of Transaction. Whether or not the Contemplated Transactions are consummated, except as otherwise specifically provided for in this Agreement, each of the parties hereto will assume and bear all expenses, costs and fees (including legal and accounting fees and expenses) incurred by such party in connection with the preparation, negotiation and execution and performance of this Agreement and the Escrow Agreement and the consummation of the Contemplated Transactions.

11.4.    Entire Agreement. The agreement of the parties that is comprised of this Agreement (including all Schedules and Exhibits hereto) and the Escrow Agreement sets forth the entire agreement and understanding between the parties and their respective Affiliates with respect to the subject matter thereof and supersedes any and all prior agreements, understandings, negotiations and communications (other than the Confidentiality Agreement), whether oral or written, relating to the subject matter of this Agreement or the Escrow Agreement.

11.5.    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or under public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic and legal substance of the Contemplated Transactions are not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Sellers’ Representative and the Buyer will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the end that the Contemplated Transactions are fulfilled in accordance with the terms hereof to the greatest extent possible.

11.6.    Amendment. This Agreement may be amended or modified, but only by an instrument in writing executed by each of the Buyer and the Sellers’ Representative.

11.7.    Parties in Interest. This Agreement will be binding upon and inure solely to the benefit of the parties hereto, and except as provided in Sections 8.6, 9, 11.16 and 11.18, nothing in this Agreement, express or implied, is intended to or will be construed to or will confer upon any other Person any right, claim, cause of action, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including by way of subrogation.

11.8.    Assignment. This Agreement will be binding upon and inure to the benefit of and be enforceable by the successors and permissible assigns of the parties hereto. This Agreement and any rights and obligations hereunder may not be assigned, hypothecated or otherwise transferred by any party hereto (by operation of law or otherwise) without the prior written agreement of the Buyer and the Sellers’ Representative, provided that the Buyer may assign any or all of its rights (but none of its obligations) under this Agreement to a wholly-owned Subsidiary; provided, further, that, after the Closing, any Seller may assign any or all of its rights (but none of its obligations) under this Agreement to any of its beneficial owners or successors by operation of law. Any purported assignment in breach of this Section 11.8 shall be null and void.

11.9.    Governing Law. This Agreement, and all claims arising in whole or in part out of, related to, based upon, or in connection herewith or the subject matter hereof or the Contemplated Transactions will be governed by, construed and enforced in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

11.10.    Consent to Jurisdiction. Each party to this Agreement, by its execution hereof, hereby irrevocably (a) submits, subject to Section 2.5, to the exclusive jurisdiction of the Delaware Court of Chancery (or if, but only if, the Delaware Court of Chancery declines to accept jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware) for the purpose of any and all Actions arising in whole or in part out of, related to, based upon or in connection with this Agreement or the subject matter hereof or the Contemplated Transactions, (b) waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such action brought in one of the above-named courts should be dismissed on grounds of improper venue or forum non conveniens, should be transferred to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or any claims arising in whole or in part out of, related to, based upon, or in connection herewith or the subject matter hereof may not be enforced in or by such court, (c) agrees not to commence any such Action other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action to any court other than one of the above-named courts (subject in each case to clause (a) of this sentence) whether on the grounds of inconvenient forum or otherwise, (d) consents to service of process in any such Action in any manner permitted by the laws of the State of Delaware, (e) agrees that service of process made in accordance with clause (d) or made pursuant to Section 11.1 will constitute good and valid service of process in any such Action, and (f) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Action any claim that service of process made in accordance with clause (d) or clause (e) does not constitute good and valid service of process. Notwithstanding the immediately preceding sentence, a party may commence an Action in any other court to enforce an order or judgment issued by one of the courts described in the immediately preceding sentence.

11.11.    Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HERETO HEREBY WAIVES, AND AGREES TO CAUSE EACH OF ITS SUBSIDIARIES TO WAIVE, AND COVENANTS THAT NEITHER IT NOR ANY OF ITS SUBSIDIARIES SHALL ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ACTION DESCRIBED IN SECTION 11.10. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 11.11 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

11.12.    Reliance. Each of the parties hereto acknowledges that it has been informed by each other party that the provisions of Sections 11.10 and 11.11 constitute a material inducement upon which such party is relying and will rely in entering into this Agreement, and each such party agrees that any breach by such party of any of the provisions of Sections 11.10 or 11.11 above would constitute a material breach of this Agreement.

11.13.    Specific Enforcement. Each of the parties acknowledges and agrees that the other parties would be damaged immediately, extensively and irreparably and no adequate remedy at law would exist in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or violated. Accordingly, in addition to, and not in limitation of, any other remedy available to any party, the parties agree that, without posting bond or similar undertaking, each of the other parties shall be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to the remedy of specific performance of this Agreement and the terms and provisions hereof. Subject to Section 9 hereof, such remedies, and any and all other remedies provided for in this Agreement, will, however, be cumulative in nature and not exclusive and will be in addition to any other remedies to which such party may be entitled. Each party further agrees that, in the event of any action for injunctive relief or for specific performance in respect of any breach or violation, or threatened breach or violation, of this Agreement, it shall not assert the defense that a remedy at law would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on any other grounds.

11.14.    No Waiver. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor will any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), or shall constitute a continuing waiver unless otherwise expressly provided. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the party against whom such waiver is intended to be effective.

11.15.    Negotiation of Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

11.16.    Representation of the Sellers and their Affiliates. Buyer agrees, on its own behalf and on behalf of the Buyer Indemnified Parties, that, following the Closing, Ropes & Gray LLP may serve as counsel to the Sellers and their Affiliates in connection with any matters related to this Agreement or the Contemplated Transactions, including any litigation, claim or obligation arising out of or relating to this Agreement or the Contemplated Transactions notwithstanding any representation by Ropes & Gray LLP prior to the Closing Date of the Acquired Companies. Buyer and the Acquired Companies hereby (i) waive any claim they have or may have that Ropes & Gray LLP has a conflict of interest or is otherwise prohibited from engaging in such representation and (ii) agree that, in the event that a dispute arises after the Closing between the Buyer, any Buyer Indemnified Party or any Acquired Company, on the one hand, and any Sellers or any of their Affiliates, on the other hand, Ropes & Gray LLP may represent Sellers and/or any of their Affiliates in such dispute even though the interests of such Person(s) may be directly adverse to the Buyer, any Buyer Indemnified Party or any Acquired Company and even though Ropes & Gray LLP may have represented any Acquired Company in a matter substantially related to such dispute. Buyer and the Acquired Companies also further agree that, as to all communications among Ropes & Gray LLP and the Acquired Companies, the Sellers or Sellers’ Affiliates and their respective Representatives, that relate directly to the negotiation of this Agreement and the consummation of the Contemplated Transactions, the attorney-client privilege and the expectation of client confidence belongs to the Sellers and shall be controlled by the Sellers’ Representative on behalf of the Sellers and shall not pass to or be claimed by the Buyer, any Buyer Indemnified Party or any Acquired Company. Notwithstanding the foregoing, in the event that a dispute arises after the Closing between the Buyer, any Buyer Indemnified Party or any Acquired Company, on the one hand, and a third party other than (and not an Affiliate of) a party to this Agreement, on the other hand, an Acquired Company may assert the attorney-client privilege to prevent disclosure of confidential communications by Ropes & Gray LLP to such third party; provided, however, that such Acquired Company may not waive such privilege without the prior written consent of the Sellers’ Representative (which consent shall not be unreasonably withheld, conditioned, or delayed). The Buyer acknowledges that it has consulted with independent counsel of its own choosing with respect to the meaning and effect of this Section 11.16.

11.17.    Disclosure Schedules. The inclusion of any information in the Disclosure Schedules will not be deemed an admission or acknowledgment that such information is required to be listed in the Disclosure Schedules or that such items are material. The Disclosure Schedules are arranged in sections corresponding to the sections contained in this Agreement merely for convenience, and the disclosure of an item in one section of the Disclosure Schedules as an exception to a particular representation or warranty will be deemed adequately disclosed as an exception with respect to all other representations and warranties to the extent that the relevance of such item to such other representations or warranties is reasonably apparent on its face, notwithstanding the presence or absence of an appropriate cross-reference thereto.

11.18. No Recourse Against Third Parties.

11.18.1.    No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder; provided however, that the following Persons are expressly intended as third party beneficiaries with respect to the following specified sections of this Agreement and will have the right to enforce such specified sections against the parties to this Agreement: with respect to Section 8.6, the Persons who are the beneficiaries of the rights under such Section; with respect to Section 9, the Persons who are the beneficiaries of the indemnification under such Section; with respect to Section 11.16, Ropes & Gray LLP; and with respect to Section 11.18.2, the Nonparty Affiliates.

11.18.2.    Notwithstanding any other provision of this Agreement, no claim (whether at law or in equity, whether in contract, tort, statute or otherwise) may be asserted by the Buyer, any Affiliate of the Buyer, or any Person claiming by, through or for the benefit of any of them, against any Person who is not party to this Agreement, including without limitation any equityholders, partners, members, controlling persons, directors, officers, employees, incorporators, managers, agents, Representatives, or Affiliates of any Acquired Company, any Seller or the heirs, executors, administrators, successors or assigns of any of the foregoing (or any Affiliate of any of the foregoing) (each a “Nonparty Affiliate” and, collectively, the “Nonparty Affiliates”) with respect to any matters arising under or relating to the Business, the Acquired Companies (including with respect to the operation of their respective businesses prior to the Closing or any other transaction, circumstance or state of facts involving the Acquired Companies prior to the Closing), this Agreement or the Contemplated Transactions or with respect to any actual or alleged inaccuracies, misstatements or omissions with respect to information furnished by or on behalf of the Acquired Companies or any Nonparty Affiliate concerning the Business, the Acquired Companies (including with respect to the operation of their respective businesses prior to the Closing or any other transaction, circumstance or state of facts involving the Acquired Companies prior to the Closing), this Agreement or the Contemplated Transactions.

11.19.    Headings. The headings contained in this Agreement are inserted only for reference as a matter of convenience and in no way define, limit or describe the scope or intent of this Agreement, and will not affect in any way the construction, meaning or interpretation of this Agreement.

11.20.    Counterparts; Electronic Signature. This Agreement may be executed in any number of counterparts, and by the different parties hereto in separate counterparts, each of which will be deemed an original for all purposes and all of which together will constitute one and the same instrument. This Agreement may be executed by facsimile or PDF signature by any party and such signature will be deemed binding for all purposes hereof without delivery of an original signature being thereafter required.

11.21.    Parent Guarantee. Parent unconditionally and irrevocably agrees to take any and all actions necessary to cause the Buyer and HHHH to perform all of their covenants, agreements and obligations under this Agreement, including with respect to the consummation of the Contemplated Transactions and the payment of consideration hereunder. Parent unconditionally guarantees to the Acquired Companies and the Sellers the full and complete performance by the Buyer and HHHH of such covenants, agreements and obligations and shall be liable for any breach by the Buyer or HHHH of any such covenant, agreement or obligation. This is a guarantee of payment and performance. Parent hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against the Buyer or HHHH, protest, notice and all demands whatsoever in connection with the performance of its covenants, agreements and obligations set forth in this Section 11.21.

[The remainder of this page is intentionally blank. Signatures follow.]

In witness whereof, the parties have caused this Agreement to be executed under seal by their respective duly authorized officers as of the day and year first written above.

PARENT:

HEALTHSOUTH CORPORATION

By: /s/ Douglas E. Coltharp
      Name: Douglas E. Coltharp
      Title: Executive Vice President and
Chief Financial Officer

THE BUYER:

HEALTHSOUTH HOME HEALTH CORPORATION

By: /s/ Douglas E. Coltharp
      Name: Douglas E. Coltharp
      Title: Vice President

THE COMPANY:

EHHI HOLDINGS, INC.

By: /s/ April Anthony
      Name: April Anthony
      Title: President

THE SELLER'S REPRESENTATIVE:

EHHI SELLERS' REPRESENTATIVE, LLC

By: THOMA CRESSEY FUND VIII, L.P.
Its: Managing Member

By: TC Partners VIII, L.P.
Its: General Partner

By: Toma Cressey Bravo, Inc.
Its: General Partner

By: /s/ Bryan Cressey
      Name: Bryan Cressey
      Title: Managing Partner

Signature Page to Stock Purchase Agreement

THE SELLERS:

HCHB CONSULTING INC.

By: /s/ April Anthony
      Name: April Anthony
      Title: President

AGM CHILDREN'S HOMECARE INC.

By: /s/ April Anthony
      Name: April Anthony
      Title: President

By: /s/ Mark O'Brien
      Name: Mark O'Brien

By: /s/ April Anthony
      Name: April Anthony

By: /s/ Tracey Kruse
      Name: Tracey Kruse

By: /s/ Guy Conces
      Name: Guy Conces

By: /s/ G. Robert Thompson
      Name: Robert Thompson

By: /s/ Jennifer Polak
      Name: Jennifer Polak

By: /s/ Luke James
      Name: Luke James

By: /s/ Diane Smith
      Name: Diane Smith

By: /s/ Judee Barrett
      Name: Judee Barrett

By: /s/ Andrew Ingram
      Name: Andrew Ingram

By: /s/ Woodrin Grossman
      Name: Woodrin Grossman

Signature Page to Stock Purchase Agreement

By: /s/ John Fox
      Name: John Fox

By: THOMA CRESSEY FUND VIII, L.P.

By: TC Partners VIII, L.P.
Its: General Partner

By: Toma Cressey Bravo, Inc.
Its: General Partner

By: /s/ Bryan Cressey
      Name: Bryan Cressey
      Title: Managing Partner

By: /s/ Dan Peoples
      Name: Dan Peoples

THE NORTHWESTERN MUTUAL LIFE
INSURANCE COMPANY

By: /s/ David A. Barras
      Name: David A. Barras
      Title: Its Authorized Representative

THE NORTHWESTERN MUTUAL LIFE
INSURANCE COMPANY FOR ITS GROUP
ANNUITY SEPARATE ACCOUNT

By: /s/ David A. Barras
      Name: David A. Barras
      Title: Its Authorized Representative

By: /s/ Dean Holland
      Name: Dean Holland

THE CIT GROUP/EQUITY INVESTMENT, INC.

By: /s/ Michael Rebocho
      Name: Michael Rebocho
      Title: Vice President

Signature Page to Stock Purchase Agreement

LIST OF SCHEDULES

[Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule will be furnished supplementally to the Securities and Exchange Commission upon request. Further explanation of the contents of the omitted Schedules can be found in the Section of the Agreement referenced by the Schedule number.]

Schedule 1.2(a) - Accounting Principles
Schedule 1.2(b) - Acquisition Cash and Acquisition Liabilities
Schedule 1.2(c) - Sample Allocation Schedule
Schedule 1.2(d) - Company Indebtedness
Schedule 1.2(e) - Cash on Hand
Schedule 2.1 - Shareholders
Schedule 2.5.1(a) - Sample Balance Sheet
Schedule 8.2 - Conduct of Business Prior to Closing - Company
Disclosure Schedules - Company and Sellers